UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
VIRTUAL RADIOLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VIRTUAL RADIOLOGIC CORPORATION
11995 Singletree Lane, Suite 500
Eden Prairie MN 55344
(952) 595-1100

June 18, 2010

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Virtual Radiologic Corporation, which we refer to as Virtual Radiologic, to be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

At the special meeting, you will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated May 16, 2010, by and among Viking Holdings LLC, which we refer to as Parent, Viking Acquisition Corporation, which we refer to as Merger Sub, and Virtual Radiologic. Pursuant to the merger agreement, Merger Sub will be merged with and into Virtual Radiologic, with Virtual Radiologic surviving as a wholly owned subsidiary of Parent. Parent and Merger Sub are both controlled by investment funds affiliated with Providence Equity Partners L.L.C., a private equity firm.

Assuming the holders of a majority of our issued and outstanding shares of common stock approve and adopt the merger agreement and the merger is completed, upon completion of the merger, you will be entitled to receive $17.25 in cash, without interest, for each share of Virtual Radiologic common stock that you own, unless you have sought and properly perfected your appraisal rights under Delaware law. The $17.25 in cash per share to be paid pursuant to the merger agreement constitutes a premium of approximately 41.7% and 54.9% over the average closing price of our common stock for the 30 and 90 calendar days, respectively, prior to the announcement of the merger. After the merger, you will no longer have an equity interest in Virtual Radiologic and will not participate in any potential future earnings and growth of Virtual Radiologic.

Our Board of Directors has adopted a resolution unanimously approving the merger agreement. Our Board of Directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of Virtual Radiologic and our stockholders. The Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. In arriving at its recommendation, the Board of Directors carefully considered a number of factors described in the accompanying proxy statement. The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement, including the appendices.

Your vote is very important, regardless of the number of shares of our common stock you own.  Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. Voting in advance will not limit your right to vote in person if you wish to attend the special meeting and vote in person. The proxy statement will be mailed to our stockholders on or about June 18, 2010.

Sincerely,

Robert C. Kill
Chairman of the Board, President and
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VIRTUAL RADIOLOGIC CORPORATION
11995 Singletree Lane, Suite 500
Eden Prairie MN 55344

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 12, 2010

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Virtual Radiologic Corporation, which we refer to as Virtual Radiologic, will be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, for the following purposes:

1. Approval and Adoption of the Merger Agreement.  To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among Viking Holdings LLC, Viking Acquisition Corporation and Virtual Radiologic Corporation (the “Proposal”). Pursuant to the merger agreement, Virtual Radiologic will become an indirect subsidiary of investment funds affiliated with Providence Equity Partners L.L.C., and the holders of Virtual Radiologic common stock will be entitled to receive $17.25 in cash, without interest, per share of Virtual Radiologic common stock held by them at the effective time of the merger;

2. Adjournment and Postponement of the Special Meeting.  To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the Proposal if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

3. Other Matters.  To consider and vote upon any other matter that may properly come before the special meeting or any adjournment thereof.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to return your proxy or vote in person or abstain from voting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of Virtual Radiologic who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they exercise their appraisal rights prior to the vote on the merger agreement and comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “The Merger — Appraisal Rights” beginning on page 34.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is included as Appendix A to the proxy statement.

By order of the Board of Directors,

Robert C. Kill
Chairman of the Board, President and Chief Executive Officer

June 18, 2010

Appendices

Appendix A	Agreement and Plan of Merger, dated as of May 16, 2010, by and among Viking Holdings LLC, Viking Acquisition Corporation and Virtual Radiologic Corporation	A-1
Appendix B	Opinion of Goldman, Sachs & Co.	B-1
Appendix C	Dissenters’ Rights of Appraisal — Section 262 of the Delaware General Corporation Law	C-1

VIRTUAL RADIOLOGIC CORPORATION
11995 Singletree Lane, Suite 500
Eden Prairie MN 55344

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 12, 2010

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Virtual Radiologic Corporation for a special meeting of stockholders to be held on July 12, 2010 and for any adjournment or postponement thereof. This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

In this proxy statement, we refer to Virtual Radiologic Corporation as “Virtual Radiologic”, “the Company”, “we” or “us.” We refer to Providence Equity Partners L.L.C. and/or certain of its affiliates, as appropriate, as “Providence”, Viking Holdings LLC as “Parent”, and Viking Acquisition Corporation as “Merger Sub”.

This proxy statement and a proxy card are first being mailed on or about June 18, 2010 to people who owned shares of Virtual Radiologic common stock as of the close of business on June 4, 2010.

SUMMARY TERM SHEET

This summary term sheet presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the Agreement and Plan of Merger attached hereto as Appendix A, which we refer to as the merger agreement. For instructions on obtaining more information, see “Where You Can Find More Information” on page 56. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Special Meeting (see page 13)

Date, Time and Place.  The special meeting of Virtual Radiologic stockholders will be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

Matters to be Considered.  At the special meeting, you will be asked to approve a proposal to approve and adopt the merger agreement. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to approve and adopt the merger agreement.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 4, 2010, which we have set as the record date for the special meeting. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of our stock entitled to vote on the matters to be presented at the special meeting will constitute a quorum.

Required Votes.  Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger. On May 16, 2010, certain of our stockholders executed voting agreements pursuant to which they have agreed, among other things, to vote their shares of Virtual Radiologic common stock in favor of approval and adoption of the merger agreement. As of the date of the voting agreements, such stockholders collectively held approximately 31.3% of our outstanding common stock.

Voting.  Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

Parties Involved in the Merger (see page 16)

Virtual Radiologic Corporation, or Virtual Radiologic, is a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. Virtual Radiologic’s more than 140 radiologists serve 1,200+ facilities (21% of U.S. hospitals), reading 2.7 million studies annually. Delivering access to extensive subspecialty coverage, Virtual Radiologic contributes to improved quality of patient care. And with its next-generation technology, Virtual Radiologic enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment.

Viking Holdings LLC, or Parent, was formed solely in anticipation of the merger by entities affiliated with Providence Equity Partners L.L.C., or Providence, a leading global private equity firm specializing in investments in media, entertainment, communications and information companies around the world. Upon completion of the merger, Virtual Radiologic will be a direct wholly owned subsidiary of Parent.

Viking Acquisition Corporation, or Merger Sub, was formed by Parent solely for the purpose of acquiring Virtual Radiologic. Upon completion of the merger, Merger Sub will cease to exist.

The Merger (see page 17)

If the merger is completed, Merger Sub will be merged with and into Virtual Radiologic, with Virtual Radiologic continuing as the surviving corporation.

If the merger is completed, the following will occur:

•	your shares will be converted into the right to receive $17.25 in cash per share, without interest;

•	all of the equity interests in Virtual Radiologic will be owned directly by Parent; immediately following the merger Parent will be owned directly or indirectly by investment funds affiliated with Providence;

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company and our common stock will no longer be traded on the Nasdaq Global Market; and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission.

Reasons for the Recommendation of our Board of Directors (see page 21)

Our Board of Directors determined that the merger is substantively and procedurally fair to our stockholders. In reaching this conclusion, our Board of Directors considered, among other factors, the following:

•	the Board’s review of alternatives to a sale of our company, such as undertaking acquisitions, and the alternative of continuing to operate as an independent public company and the attendant opportunities, costs and risks of each of these alternatives, after which the Board determined not to pursue any of these alternatives as a result of the uncertainties associated with each of the other alternatives compared to the certainty of value provided by the $17.25 per share to be paid to our stockholders pursuant to the merger agreement;

•	the Board’s belief that the merger will result in greater value to our stockholders than the value that could be expected to be generated from the various other strategic alternatives available to us, including the alternatives of remaining independent and pursuing our current strategic plan or making a strategic acquisition considering the potential risks and uncertainties associated with those alternatives;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our stockholders;

•	the fact that the merger is subject to the approval and adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of our common stock;

•	the fact that our stockholders who may not support the merger will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	the fact that the $17.25 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of approximately 41.7% over the average closing price of our common stock for the 30 calendar days prior to announcement of the merger, and

•	a premium of approximately 54.9% over the average closing price of our common stock for the 90 calendar days prior to announcement of the merger;

•	the Board’s belief that our efforts to market our company to potentially interested parties, with the assistance of our financial advisors, constituted a thorough, fair and full process to ensure that the $17.25 per share consideration was the highest offer that could reasonably be obtained for the company;

•	the opinion of Goldman, Sachs & Co. that, as of May 16, 2010, and based upon and subject to the factors and assumptions set forth in its written opinion, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the fact that Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P., which are investment funds affiliated with Providence, entered into a guarantee with us guaranteeing the payment in full of the merger consideration, subject to the limitations set forth in the guarantee;

•	the fact that the merger is not subject to a financing condition;

•	the fact that the merger agreement permits us to seek specific performance by Parent and Merger Sub of their obligations under the merger agreement;

•	the Board’s belief that the terms and conditions of voting agreements entered into between Parent and certain of our stockholders representing approximately 31.3% of our outstanding voting stock reduces the risk that the merger will not be consummated;

•	the Board’s belief that the terms of the merger agreement were the product of arms-length negotiations between the Board and our advisors, on the one hand, and Providence and its advisors, on the other hand;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $9.0 million termination fee, terminate the merger agreement in order to approve a superior proposal, which the Board believed was important in ensuring that the merger would be substantively fair to our stockholders and providing the Board with adequate flexibility to respond to solicitations from other third parties;

•	the Board’s belief that the $9.0 million termination fee payable by us upon our termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) is within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a competing proposal; and

•	information concerning the recent and past stock price performance of our common stock, as well as views of Wall Street equity analysts regarding our company.

Our Board of Directors unanimously approved the merger agreement and determined that it is advisable, fair to and in the best interest of Virtual Radiologic and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Opinion of the Financial Advisor to Virtual Radiologic (see page 24)

Goldman, Sachs & Co., which we refer to in this proxy statement as Goldman Sachs, delivered its opinion to the Board of Directors of Virtual Radiologic that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth therein, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Virtual Radiologic’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of Virtual Radiologic in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Virtual Radiologic’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Virtual Radiologic and Goldman Sachs, Virtual Radiologic has agreed to pay Goldman Sachs a transaction fee, all of which is contingent upon consummation of the merger.

Interests of Certain Persons in the Merger (see page 32)

Our directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of options, the removal of restrictions on restricted stock, and the right to continued indemnification and insurance coverage by the surviving corporation after the merger. In addition, it is expected that executive officers of Virtual Radiologic immediately prior to the merger will continue to serve as executive officers of the surviving corporation following completion of the merger, and such officers may be entitled to purchase equity in Parent and to participate in equity incentive plans that Parent or the surviving corporation may sponsor. Moreover, certain of our directors and officers may be appointed to serve on the Board of Directors of Parent or the surviving corporation following completion of the merger.

Appraisal Rights (see page 34)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware, if you do not vote in favor of the approval and adoption of the merger agreement and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 34 through 37 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of Virtual Radiologic common stock, as determined by a Delaware Court of Chancery, instead of the $17.25 per share merger consideration to be received by our stockholders pursuant to the merger agreement. The “fair value” of Virtual Radiologic common stock may be more than, less than or equal to the $17.25 merger consideration you would have received for each of your shares pursuant to the merger agreement if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of approval and adoption of the merger agreement; and

•	you must make written demand for appraisal in compliance with Delaware law prior to the vote of our stockholders to approve and adopt the merger agreement.

Abstaining or voting against the approval and adoption of the merger agreement will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 34 through 37 and in Appendix C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (see page 37)

The receipt of $17.25 in cash by our stockholders for each outstanding share of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss, measured by the difference, if any, between the stockholder’s amount realized in the merger of $17.25 per share, and the tax basis of each share of our common stock owned by such stockholder.

Effects of the Merger on Our Common Stock and Equity Awards (see page 41)

Common Stock.  At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Parent or Merger Sub and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $17.25 in cash, without interest.

Stock Options.  Prior to the effective time of the merger, each outstanding stock option to purchase our common stock will vest in full. Each stock option to purchase our common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $17.25 over the exercise price per share of such option. If the exercise price per share of an option to acquire our common stock equals or exceeds the $17.25 per share merger consideration, such option will be cancelled without payment.

Restricted Stock.  All restrictions on restricted stock awards will lapse immediately prior to the effective time of the merger. At the effective time, each restricted share of our common stock will be cancelled and converted into the right to receive $17.25 per share in cash, without interest and less any applicable withholding taxes.

Acquisition Proposals (see page 45)

The merger agreement prohibits us from soliciting, initiating or encouraging other acquisition proposals or providing non-public information to third parties with respect to any acquisition proposal. We have agreed to immediately cease any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. If we receive an unsolicited acquisition proposal, we must promptly notify Parent of the proposal’s material terms.

We may, however, provide confidential information to a third party in response to an unsolicited acquisition proposal and engage in discussions and negotiations with such third party if (i) our Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties, (ii) our Board of Directors determines the acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and (iii) prior to taking such action, we execute a confidentiality agreement with such third party with terms no less favorable than those contained in our confidentiality agreement with Parent.

Sponsor Guarantee (see page 47)

Investment funds affiliated with Providence have agreed to guarantee the following obligations of Parent and Merger Sub pursuant to the terms and conditions, and subject to the limitations, set forth in the guarantee and the merger agreement:

•	the aggregate consideration due to our stockholders and optionholders in connection with the merger;

•	any liabilities or damages incurred or suffered by our company as a result of the breach by Parent or Merger Sub of any of their representations, warranties, covenants or other agreements under the merger agreement to the extent such breach or breaches result in us terminating the merger agreement pursuant to Section 7.01(h) of the merger agreement; and

•	Parent’s and Merger Sub’s obligations pursuant to Section 9.09 of the merger agreement to perform specifically the terms and provisions of the merger agreement, to the extent specific performance is found in a judicial determination (or settlement tantamount thereto) to be required pursuant to the terms and conditions of the merger agreement.

The guarantee is limited to the aggregate consideration to be paid in connection with the merger.

Conditions to the Merger (see page 49)

Completion of the merger depends upon the parties meeting or waiving a number of conditions, including the following:

•	approval and adoption of the merger agreement by holders of a majority of the issued and outstanding shares of Virtual Radiologic common stock entitled to vote on the approval and adoption;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act, which we refer to as the Hart-Scott Rodino Act or HSR Act;

•	the absence of any law or governmental order prohibiting the consummation of the merger;

•	the material accuracy of the parties’ representations and warranties and the parties’ compliance with the covenants and agreements set forth in the merger agreement; and

•	the absence of a material adverse effect on Virtual Radiologic, as that term is defined in the merger agreement.

Termination (see page 49)

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval and adoption of the merger agreement by our stockholders. If the merger agreement is terminated, there will be no liability, other than for knowing and material breaches of the merger agreement, on the part of Virtual Radiologic, Merger Sub or Parent, except for the payment of the termination fee and expenses as described below and in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 50.

Termination Fee; Expenses (see page 50)

Termination Fee Payable by Virtual Radiologic.  We are obligated to pay Parent a termination fee of $9.0 million if Virtual Radiologic terminates the merger agreement in order to accept a superior acquisition proposal. We also are obligated to pay Parent a termination fee of $9.0 million if any of the following occur and within one year after termination of the merger agreement a third party acquisition proposal is consummated or an agreement is entered into with respect to a proposal with a third party:

•	the merger agreement is terminated because our stockholders fail to approve and adopt the merger agreement at the special meeting;

•	the merger agreement is terminated by Parent because (i) our Board of Directors has adversely changed its favorable recommendation of the merger agreement or recommended or approved a third party acquisition proposal or (ii) we solicit, initiate or encourage a third party acquisition proposal in violation of the merger agreement or fail to hold a stockholders’ meeting;

•	the merger agreement is terminated because the merger has not been consummated prior to November 30, 2010; or

•	the merger agreement is terminated by Parent because there has been any breach of any representation or warranty, or any such representation or warranty of Virtual Radiologic shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of Virtual Radiologic, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from Parent.

Expense Reimbursement.  We are obligated to reimburse Parent for up to $2.4 million of its documented, out-of-pocket expenses in the event that the merger agreement is terminated because our stockholders fail to approve and adopt the merger agreement or because the merger agreement is terminated by Parent because we have breached any representation or warranty, or any such representation or warranty of shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of ours, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from Parent.

Voting and Proxy Agreements (see page 51)

Eduard Michel, M.D., Ph.D., a director and the Chief Medical Officer of Virtual Radiologic, and Generation Capital Partners VRC LP, a Delaware limited partnership, Generation Members’ Fund II LP, a Delaware limited partnership, and Generation Capital Partners II LP, a Delaware limited partnership (which we refer to collectively in this proxy statement as the Generation Funds) each entered into a voting and proxy agreement pursuant to which

Dr. Michel and the Generation Funds agreed to vote in favor of or execute a written consent for the approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement, and to vote against, among other things, any other acquisition proposals. Further, Dr. Michel and the Generation Funds irrevocably appointed Parent as their respective agent, attorney and proxy to vote their shares as set forth above. In addition, Dr. Michel and the Generation Funds each agreed not to directly or indirectly transfer their respective shares of our common stock during the term of the voting and proxy agreements, subject to certain exceptions. Dr. Michel and the Generation Funds collectively held approximately 31.3% of our total shares outstanding as of the date of the voting agreements. Further, the voting and proxy agreements contain a “no-shop” restriction on the ability of Dr. Michel and the Generation Funds to solicit alternative acquisition proposals from, provide information to, or engage in discussions with, third parties. In addition, the other directors and executive officers of Virtual Radiologic who collectively hold approximately 1.7% of our outstanding common stock as of the date of this proxy statement have informed us that they intend to vote all of their shares of Virtual Radiologic common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.

Generation Capital Partners VRC LP and Generation Capital Partners II LP subsequently transferred all of their shares of our common stock to certain affiliates of the Generation Funds that have entered into an amended and restated voting and proxy agreement pursuant to which they have agreed to be subject to all of the terms of the voting and proxy agreement with the Generation Funds. All references to the Generation Funds in this proxy statement include these parties and all references to the voting and proxy agreement with the Generation Funds are to the agreement as amended and restated.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger, and other matters to be considered by Virtual Radiologic’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting of Virtual Radiologic stockholders will be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our stockholders will be asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 2010, by and among Virtual Radiologic, Parent and Merger Sub.

Our stockholders may also be asked to vote to adjourn the special meeting to solicit additional proxies in support of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the special meeting to approve and adopt the merger agreement.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because you own shares of Virtual Radiologic common stock. This proxy statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board of Directors has designated two of our officers, Robert C. Kill and Michael J. Kolar, as proxies for the special meeting.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority (or 8,179,680 shares) of the issued and outstanding shares of Virtual Radiologic stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q:	What vote is required to approve and adopt the merger agreement and approve the adjournment, if necessary?

A:	Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary to solicit additional proxies, requires the approval of a majority of the votes cast.

Dr. Eduard Michel, M.D., Ph.D., a director and the Chief Medical Officer of our company, and the Generation Funds each entered into a voting and proxy agreement pursuant to which Dr. Michel and the Generation Funds agreed to vote in favor of or execute a written consent for the approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement, and to vote against, among other things, any other acquisition proposals. Dr. Michel and the Generation Funds collectively held approximately 31.3% of the Company’s total shares outstanding as of the date of the voting agreements. In addition, the other directors and executive officers of Virtual Radiologic who collectively hold approximately 1.7% of our outstanding common stock as of the date of this proxy statement have informed us that they intend to vote all of their shares of Virtual Radiologic common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.

If the written consent of the holders of majority of our common stock is obtained before the special meeting, then the merger agreement will be approved and adopted and the special meeting will not be necessary.

Q:	Why is the Board of Directors recommending that I vote in favor of the merger agreement?

A:	Our board of directors has unanimously determined that the merger is advisable and that the terms of the merger agreement and the merger are fair to and in the best interests of our stockholders. Accordingly, our Board of Directors unanimously approved the merger agreement and recommends that you vote to approve and adopt it. For more information, we refer you to “The Merger — Background of the Merger” and “— Recommendation of the Board of Directors; Reasons for the Merger.”

Q:	Who is entitled to attend the special meeting?

A:	You are entitled to attend the special meeting if you owned shares of our common stock at the close of business on June 4, 2010, which we have set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold your shares in street name, you are invited to attend the special meeting, but you will also need to bring a copy of your bank or brokerage statement, evidencing your ownership as of the record date, to gain admittance.

Q:	Who is entitled to vote?

A:	You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of our common stock at the close of business on June 4, 2010, the record date for the special meeting. For each share of our common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were 16,359,359 shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, June 4, 2010, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares. The right to receive such merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	How do I vote?

A:	If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed above. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the approval and adoption of the merger agreement and “FOR” adjournment or postponement, if necessary, to solicit additional proxies in favor of the merger in accordance with the recommendation of our Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a registered stockholder, and you submit a proxy card but do not provide voting instructions, your shares will be voted:

• “FOR” the approval and adoption of the merger agreement, and

• “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to approve and adopt the merger agreement.

Q:	How do I change my vote after I submit my proxy?

A:	You can change your vote before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Corporate Secretary in writing at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, by submitting by mail to such address a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Virtual Radiologic is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Virtual Radiologic shares. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay Georgeson Inc. a fee of $7,500 plus reasonable out-of-pocket expenses for proxy solicitation services.

Q:	What will be the effect of the merger?

A:	After the effective time of the merger, you will no longer own any shares of our common stock. All of the capital stock of Virtual Radiologic following completion of the merger will be wholly owned by Parent. However, members of management may be given the opportunity to purchase equity of Parent or one of its affiliates, and Parent has informed us that it intends to establish equity based incentive compensation plans for management of the surviving corporation, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans and the individual awards to be granted thereunder have not yet been finalized.

Q:	If the merger is completed, what will I receive for the shares of Virtual Radiologic common stock I hold?

A:	If the merger is completed, each share of Virtual Radiologic common stock, including restricted shares, that you own at the effective time of the merger will be automatically cancelled and converted into the right to receive $17.25 in cash, without interest. However, if you perfect your appraisal rights, you will not receive the $17.25 per share merger consideration and instead your shares will be subject to appraisal in accordance with Delaware law.

Q:	If the merger is completed, what will happen to outstanding options to acquire Virtual Radiologic common stock?

A:	Prior to the effective time of the merger, each outstanding Virtual Radiologic stock option will vest in full. Each stock option to purchase our common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $17.25 over the exercise price per share of such option. If the exercise price per share of an option to acquire our common stock equals or exceeds the $17.25 per share merger consideration, such option will be cancelled without payment.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its appendices, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed above. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the approval and adoption of the merger agreement and “FOR” adjournment or postponement, if necessary, to solicit additional proxies in favor of the merger in accordance with the recommendation of our Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Q:	Should I send in my stock certificates now?

A:	No. If the merger agreement is approved and adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to BNY Mellon, the exchange agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in the third quarter of 2010.

Q:	When will I receive the cash payment for my shares?

A:	Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, BNY Mellon, the exchange agent appointed by Parent, will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to BNY Mellon, it will promptly pay the merger consideration owing to you, less any applicable withholding taxes.

Q:	Where can I find more information about Virtual Radiologic?

A:	We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 56.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Virtual Radiologic’s Investor Relations Department by (i) writing Virtual Radiologic, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, Attention: Investor Relations, (ii) calling (952) 595-1100, or (iii) visiting our website at www.virtualrad.com. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the approval and adoption of the merger agreement by our stockholders and the receipt of certain governmental approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $9.0 million to Parent or to reimburse Parent’s transaction expenses in an amount of up to $2.4 million if the merger agreement is terminated under certain circumstances;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the SEC, including the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent periodic filings on Form 10-Q. See “Where You Can Find More Information” on page 56.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on Monday, July 12, 2010, at 9:30 a.m. (Central Time), at our headquarters, located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement, to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must approve and adopt the merger agreement for the merger to occur. If our stockholders do not approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 18, 2010.

Record Date and Quorum

The holders of record of our common stock as of the close of business on June 4, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 16,359,359 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the approval and adoption of the merger agreement. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

Dr. Eduard Michel, M.D., Ph.D., a director and Chief Medical Officer of Virtual Radiologic, and the Generation Funds each entered into a voting and proxy agreement pursuant to which Dr. Michel and the Generation Funds agreed to vote in favor of or execute a written consent for the approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement, and to vote against, among other things, any other acquisition proposals. Dr. Michel and the Generation Funds collectively held approximately 31.3% of the Company’s total shares outstanding as of the date of the voting agreements. In addition, the other directors and executive officers of Virtual Radiologic who collectively hold approximately 1.7% of our outstanding common stock as of the date of this proxy statement have informed us that they intend to vote all of their shares of Virtual Radiologic common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” the approval and adoption of the merger agreement and

“FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the merger agreement. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval and adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. Abstentions also will have the same effect as a vote “AGAINST” any adjournment or postponement of the special meeting, but broker non-votes will have no effect with respect to the adjournment or postponement proposal.

You may revoke your proxy before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise our Corporate Secretary of the revocation in writing, which must be received by our Corporate Secretary before the time of the special meeting; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, which we must receive before the time of the special meeting; or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the approval and adoption of the merger agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by us a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Providence, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitations by mail, telephone, facsimile or other contact in connection with the merger.

We made arrangements with Georgeson Inc. to assist in our solicitation of proxies for the special meeting and in communicating with stockholders regarding the merger agreement and the merger. We agreed to pay Georgeson Inc. a fee of $7,500 plus reasonable out-of-pocket expenses for proxy solicitation services.

We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTIES TO THE MERGER

Virtual Radiologic Corporation

Virtual Radiologic Corporation is a Delaware corporation that is a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. Virtual Radiologic’s more than 140 radiologists serve 1,200+ facilities (21% of U.S. hospitals), reading 2.7 million studies annually. Delivering access to extensive subspecialty coverage, Virtual Radiologic contributes to improved quality of patient care. And with its next-generation technology, Virtual Radiologic enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment.

Virtual Radiologic’s principal executive offices are located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, and its telephone number is (952) 595-1100.

Viking Holdings LLC

Viking Holdings LLC, or Parent, is a Delaware limited liability company formed solely in anticipation of the merger by investment funds affiliated with Providence Equity Partners L.L.C., a leading global private equity firm specializing in investments in media, entertainment, communications and information services companies around the world. Parent currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Parent’s principal executive offices are located at 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903, and its telephone number is (401) 751-1700.

Viking Acquisition Corporation

Viking Acquisition Corporation, or Merger Sub, is a Delaware corporation formed by Parent solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Virtual Radiologic, with Virtual Radiologic continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903, and its telephone number is (401) 751-1700.

THE MERGER

General

If the merger is completed, all of the equity interests in Virtual Radiologic will be owned by Parent, which immediately following the effective time of the merger will be owned directly or indirectly by investment funds affiliated with Providence.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. During this period, representatives of Virtual Radiologic held many conversations, both by telephone and in person, about possible strategic and restructuring alternatives, including the sale of the company, capital raising and other investment transactions. The following chronology covers only the key events that led to the signing of the merger agreement, and does not purport to catalogue every conversation among representatives of the company or between representatives of the company and other parties.

Our Board of Directors has periodically reviewed strategic and business alternatives to maximize value for our stockholders as a part of the Board’s general oversight of our business and strategy. These reviews have included consideration of possible business combination opportunities, securities offerings, and the potential sale or recapitalization of the company. As a part of this consideration, the company has from time to time engaged in preliminary discussions with other companies regarding potential strategic transactions.

On August 20, 2009, our Board of Directors held a regularly scheduled meeting at which all directors other than Mr. David L. Schlotterbeck were present. At this meeting, Goldman Sachs was invited to present information regarding strategic alternatives. Representatives of Goldman Sachs provided our Board of Directors with information regarding credit, equity and merger and acquisition market conditions and potential strategic alternatives available to us, including organic growth pursuant to management plans, strategic acquisition alternatives, conducting a secondary offering, repurchasing equity, or engaging in a sale or recapitalization as a means of providing value to our stockholders.

On December 16, 2009, our Board of Directors held a regularly scheduled meeting attended by all directors. At this meeting, the directors reviewed our current performance and market environment and discussed potential strategic alternatives, including continued pursuit of our business and operational strategy, pursuit of a transformational business combination, or consideration of a sale or recapitalization of our company as a means of maximizing value to our stockholders. Mr. Michael J. Kolar, our General Counsel and Secretary, and representatives from Oppenheimer Wolff & Donnelly LLP, our outside legal counsel, reviewed various legal matters related to the Board’s consideration of strategic alternatives. At the request of the Board of Directors, representatives from Goldman Sachs provided their perspectives on the trading history of our common stock and the potential strategic alternatives available to the company, including a review of various potential valuations under such alternatives.

During this discussion, Mr. Mark E. Jennings, a member of our Board of Directors and the Managing Director and co-founder of Generation Partners LLC, disclosed that Generation Partners, its principals or affiliates, might potentially have an interest in investing in any potential transaction involving the sale of the company, if the possibility was presented.

After considering the information presented, our Board of Directors authorized management, with the assistance of legal counsel and investment banking advisors, to begin to explore the viability of a transaction involving the sale or recapitalization of our company as a means of maximizing value to our stockholders. Based upon his prior experience with the sale of a public company, Mr. Brian F. Sullivan, a member of our Board of Directors, was directed to work with management to identify appropriate investment banking resources and to negotiate terms of engagement to be presented to our Board of Directors for consideration.

From December 16, 2009 to January 12, 2010, Mr. Sullivan, Mr. Robert C. Kill, our Chairman of the Board, President and Chief Executive Officer, and Mr. Kolar held discussions with several investment banking firms and negotiated terms of an engagement with representatives of Goldman Sachs.

On January 12, 2010, our Board of Directors retained Goldman Sachs as its financial advisor in exploring strategic alternatives.

From January 12 to February 5, 2010, the company worked with representatives of Goldman Sachs to develop initial offering materials and to identify potential buyers to be contacted in order to explore a potential strategic transaction. Based upon prior interest in the company expressed by Providence, Providence was included in the list of potential buyers to contact, along with three other potential financial and two other potential strategic buyers who had similarly expressed interest in the company in the past.

Beginning on February 4, 2010 and continuing to March 10, 2010 and acting at the instruction of the Board of Directors, representatives of Goldman Sachs contacted 48 potential buyers, 13 of which were strategic buyers and 35 of which were financial buyers, identified by the Board of Directors, in consultation with Goldman Sachs, as companies in related health care services industries or financial sponsors that had expressed interest in investing in the health care services industry, and Mr. Kill contacted four potential buyers, three of which were financial buyers, including Providence, and one of which was a strategic buyer, all of which had previously expressed interest in a potential transaction involving the company in prior discussions with Mr. Kill.

From February 9, 2010 to March 10, 2010, the company negotiated and executed confidentiality and non-disclosure agreements with 30 parties, consisting of 28 financial buyers and two strategic buyers. The remaining 22 potential bidders initially contacted either failed to respond by March 10, 2010, or declined the opportunity to participate.

On February 11, 2010, our Board of Directors held a telephonic meeting with all members present. At this meeting, representatives of Goldman Sachs provided the Board with an update regarding our exploration of strategic alternatives. In light of the possibility that Generation Partners might participate in an acquisition of the company, the Board formed a transaction committee to oversee the exploration of potential strategic transaction process alternatives comprised of all members of our Board of Directors other than Mr. Jennings and Mr. Andrew P. Hertzmark, a partner of Generation Partners. The directors also discussed contacting another potential strategic buyer based upon the nature of its business, which we refer to as “Party A,” and concluded that it would invite Party A into the process as a bidder only after our Board of Directors reviewed the initial bids and determined that the company was still interested in exploring the sale of the company as a viable option in reviewing its strategic alternatives.

On February 19, 2010, acting at the instruction of the Board of Directors, representatives of Goldman Sachs distributed a confidential information memorandum to the parties that had executed a confidentiality agreement with the company through such date, and on February 23, 2010, Goldman Sachs distributed a process letter to such parties. The process letter requested interested parties to submit an initial indication of interest by March 11, 2010.

From February 26, 2010 to March 9, 2010, the company’s executive officers held management calls with interested parties who had executed a confidentiality agreement to provide more information regarding the company’s business, industry and strategic plans. Of the parties executing confidentiality agreements, 12 participated in these management calls, including Providence.

Between March 11 and March 14, 2010, 13 parties, all of which were financial buyers, submitted initial indications of interest with per share price ranges including amounts or ranges from $11.75 to $16.50.

On March 12, 2010, and prior to receipt of any initial bid information, Generation Partners informed Mr. Kill of its determination, based upon the status of Generation Partners’ current investment plans, that neither it nor its affiliates would participate in any acquisition of the company that might result from the current process.

On March 15, 2010, our transaction committee held a meeting with all members in attendance. At the beginning of the meeting, Mr. Kill reported the determination by Generation Partners that neither it nor its affiliates would participate in any acquisition of the company that might result from the current process. Based upon this information and following receipt of legal advice, Messrs. Jennings and Hertzmark were invited to join the meeting. Representatives of Goldman Sachs reviewed the status of our strategic alternative exploration efforts, including the indications of interest submitted prior to the meeting and indications of interest that were expected following the meeting. The committee directed management and Goldman Sachs to continue discussions with those parties submitting indications of interest at or above $14.00 per share, the lowest common price encompassed by the bid prices and indicated price ranges of the six highest bids received as of that date, which were selected by the committee as indicative of higher levels of interest and potential value that might be achieved. The transaction committee members also discussed contacting Party A to determine its interest as a potential strategic bidder and authorized Mr. Kill to contact Party A to invite exploration of a potential acquisition.

Following the March 15, 2010 meeting, two additional potential financial buyers submitted initial indications of interest with ranges of $13.00 - $13.50 per share and $14.00 - $16.00 per share and one first round bidder increased the price included in its indication of interest to a range of $14.00 - $15.50. Acting at the instruction of the Board of Directors, representatives of Goldman Sachs provided feedback to all first round bidders regarding their level of interest. Based upon confirmation or modification of first round bids to $14.00 per share or higher, at the instruction of the Board of Directors, Goldman Sachs invited 10 parties, including Providence, to participate in the next round of the process.

On March 22, 2010, the company opened an electronic data room to facilitate due diligence investigations by parties participating in the process.

On March 28, 2010, the company entered into a confidentiality agreement with the additional financial buyer that had submitted the indication of interest on April 1, 2010 of $14.00 to $16.00 per share, and such buyer was invited to participate further in the process.

From March 24, 2010 to April 7, 2010, the company’s executive management conducted presentations to second round bidders in Minneapolis and New York City. A presentation to Providence took place in New York on April 6, 2010.

On March 31, 2010, Mr. Kill contacted the chief executive officer of Party A and indicated that the company was engaged in a process to explore strategic alternatives.

On April 5, 2010, acting at the instruction of the Board of Directors, representatives of Goldman Sachs informed second round bidders of the requirements for further bids, which were due on April 12, 2010.

On April 9, 2010, the company entered into a confidentiality and non-disclosure agreement with Party A. On April 12, 2010, Mr. Kill and the chief executive officer of Party A held a telephone conference, in which the chief executive officer of Party A informed Mr. Kill that his company would not participate in the company’s sale process.

Between April 12 and 13, 2010, seven parties submitted second round bids, with per share price ranges including amounts or ranges from $14.25 to $17.00.

On April 13, 2010, our Board of Directors held a meeting via teleconference at which all members were present. At this meeting, representatives of Goldman Sachs provided our Board of Directors with an update on the status of the exploration of strategic alternatives, and reviewed in detail the seven second round bids. Mr. Kill also reported on his conversations with the chief executive officer of Party A. The Board of Directors decided to invite a final bid by Providence (its second round bid had a range of $15 to $16 per share) and one other bidder (with a second round bid of $16 to $17 per share) and final bids by any other second round bidders that might subsequently raise their level of interest to or above $16 per share, the highest common price of the indicated price ranges of the two highest bids received as of that date. The bidders were told that final bids were due before the Board’s regularly scheduled meeting on May 13, 2010.

Following the April 13, 2010 board meeting, representatives of Goldman Sachs, acting at the instruction of the Board of Directors contacted Providence and the other high bidder and informed them of the process for the final round. On April 15, a third bidder raised its indication of interest to $16 to $16.50 per share and was also invited to participate in the final round.

From April 13, 2010 to May 10, 2010, management and representatives of Goldman Sachs held meetings and engaged in discussions with interested bidders and their representatives regarding final due diligence items, including meetings with Providence and its representatives in Minneapolis.

On April 20, 2010, a fourth bidder, which we refer to as “Party B,” communicated to Goldman Sachs its willingness to increase its bid to $16 per share, subject to participation by a second equity source. At the instruction of the Board of Directors, Goldman Sachs gave permission to Party B to seek additional equity participation. As of May 11, 2010, Party B had not yet secured additional equity funding, and did not submit a final bid.

On April 27, 2010, the company added a proposed form of merger agreement to its electronic data room. Goldman Sachs informed the remaining bidders of the availability of this form of merger agreement.

On May 10, 2010, two of the final round bidders contacted Goldman Sachs to indicate that they would not bid in the final round, and Providence confirmed that it would deliver its final bid on May 11, 2010.

On May 11, 2010, Goldman Sachs received a final offer letter from Providence indicating a cash offer of $16.50 per share, providing that such offer was not subject to a financing contingency, stating that all necessary internal approvals had been obtained, and providing comments to our form of merger agreement. Providence included a proposed form of guarantee with its mark-up of the merger agreement. Goldman Sachs contacted the two final round parties other than Party B to determine their final bid status prior to the Board of Directors meeting scheduled for May 13, 2010.

On May 12, 2010, a package was delivered to each of our directors for the regularly scheduled meeting to be held on May 13, 2010. The board package included Providence’s final offer letter, a summary of the terms of the merger agreement, and a financial analysis prepared by Goldman Sachs of the Providence bid.

On May 12, 2010, Goldman Sachs contacted Providence to discuss the terms of its final offer, and specifically its $16.50 per share offer price, and to inform Providence that the Board of Directors would be considering final offers on May 13, 2010. Following this discussion, Providence indicated that it would consider submitting a revised offer prior to the board meeting on May 13, 2010. Mr. Kolar and representatives of Oppenheimer also contacted Weil, Gotshal & Manges LLP, legal counsel to Providence, to discuss certain aspects of the merger agreement markup submitted by Providence.

During the evening of May 12, 2010, Weil Gotshal provided a revised markup of the merger agreement for consideration at the board meeting. On the morning of May 13, representatives of Providence contacted representatives of Goldman Sachs to increase the Providence bid to $17.25 per share.

On May 13, 2010, our Board of Directors held a regularly scheduled board meeting at which all directors were in attendance, except Mr. Sullivan. Representatives of Goldman Sachs presented an overview of the process of considering the company’s strategic alternatives, the terms of the Providence offer letter, and the discussions with Providence on May 12, 2010, which had resulted in an increase in its offer from $16.50 to $17.25 per share. Following this discussion, representatives of Goldman Sachs told the Board of Directors that if a $17.25 per share proposal were presented to the Board, based on current information, Goldman Sachs expected to be able to deliver an opinion that, based upon and subject to the factors and assumptions to be set forth in its written opinion, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of the company’s common stock would be fair from a financial point of view to such holders. Representatives of Oppenheimer then summarized the merger agreement, noting the revisions to the merger agreement proposed by Providence as part of its offer letter, as supplemented by the revised markup delivered the prior evening (copies of which were provided at the board meeting). The Board authorized management and Oppenheimer to continue negotiating with Providence on the merger agreement and related agreements and agreed to reconvene on May 16, 2010 to give final consideration to the proposed transaction with Providence.

During the course of discussions with Providence, Providence informed us that it would require discussions with Mr. Kill, prior to entering into the merger agreement, on potential terms of his employment, specifically, and other management generally, in connection with the transaction. Accordingly, as part of the continuing negotiations with Providence, the Board authorized our executive officers to engage separate legal counsel and to discuss the terms of their employment and potential equity interests following completion of the merger with Providence.

On the evening of May 13, 2010, Weil Gotshal delivered to Oppenheimer a form of voting agreement that it was requesting be signed by Generation Partners and Dr. Eduard Michel. From May 13 through May 15, 2010, management and Oppenheimer continued to negotiate the terms of the definitive merger agreement, guarantee and voting agreements with Weil Gotshal and representatives of Providence (and, in the case of the voting agreements, with Gibson, Dunn & Crutcher LLP, counsel to Generation Partners).

On May 14, 2010, Mr. Kill and representatives of Providence had initial discussions regarding proposed general terms of employment and equity based compensation arrangements for management following the merger, after which Providence provided Mr. Kill with a term sheet, outlining the proposal.

On May 15, 2010, materials were delivered to each of our directors for a special telephonic board meeting to be held in the afternoon of May 16, 2010 to formally consider the definitive merger agreement and related agreements. On May 16, 2010, prior to our board meeting, representatives of Goldman Sachs electronically delivered to company management a presentation of its financial analysis of the proposed transaction, which was then sent to our Board of Directors. A summary of Goldman Sachs’ analysis is set forth under “The Merger — Opinion of the Financial Advisor to Virtual Radiologic.”

On May 16, 2010, our Board of Directors held a special telephonic board meeting at which all directors were in attendance to consider the definitive merger agreement and the transactions contemplated by the merger agreement. At this meeting, representatives of Oppenheimer summarized the terms of the merger agreement and the directors’ legal duties and responsibilities in connection with the proposed merger. Representatives of Goldman Sachs discussed the financial aspects of the proposed merger and the procedures that it had undertaken to evaluate the merger from a financial point of view, and responded to questions from our board members. At the conclusion of its presentation, Goldman Sachs orally rendered its opinion to the Board of Directors, subsequently confirmed in writing, that as of May 16, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following a discussion of a number of issues related to the merger agreement and the positive and negative factors bearing on whether the merger should be approved, our Board of Directors unanimously (i) determined that the merger was advisable and that the terms of the merger and the merger agreement were fair to, and in the best interests of, our stockholders, (ii) recommended that our stockholders vote in favor of the adoption and approval of the merger agreement and the merger, and (iii) authorized management to execute the merger agreement and related agreements.

Following the Board meeting, Mr. Kill and representatives of Providence discussed Providence’s proposal for the terms of Mr. Kill’s continued employment and his and management’s equity interest in the surviving corporation following the merger. A summary of current status of the negotiations between Mr. Kill and Providence is set forth under “The Merger — Interests of Our Directors and Officers in the Merger — Management Discussions with Providence.”

On the evening of May 16, 2010, Parent and Merger Sub signed the merger agreement, the company signed the merger agreement and the guarantee, and Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. signed the guarantee. On May 16, 2010, Parent and each of Dr. Eduard Michel and the Generation Funds signed voting agreements representing 31.3% of the company’s then outstanding voting stock.

On the morning of May 17, 2010, Providence and the company publicly announced the merger through the issuance of a press release and filing of a Current Report on Form 8-K by the company.

Recommendation of our Board of Directors; Reasons for the Merger

Our Board of Directors has determined that the merger agreement and the merger are fair to and in the best interest of Virtual Radiologic and our stockholders. Our Board of Directors unanimously approved the merger agreement, declared the merger agreement and the merger to be advisable and in the best interests of our stockholders, and resolved to recommend to Virtual Radiologic’s stockholders that the stockholders approve and adopt the merger agreement.

Our Board of Directors considered a number of factors in determining to recommend that our stockholders approve and adopt the merger agreement, as more fully described below. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

In reaching its conclusion regarding the fairness of the merger agreement to our stockholders, our Board of Directors considered the following factors, each of which our Board of Directors believes supported its conclusion, but which are not listed in any relative order of importance:

•	the Board’s review of alternatives to a sale of our company, such as undertaking acquisitions, and the alternative of continuing to operate as an independent public company and the attendant opportunities, costs and risks of each of these alternatives, after which the Board determined not to pursue any of these alternatives as a result of the uncertainties associated with each of the other alternatives compared to the certainty of value provided by the $17.25 per share in cash to be paid to our stockholders pursuant to the merger agreement;

•	the Board’s belief that the merger will result in greater value to our stockholders than the value that could be expected to be generated from the various other strategic alternatives available to us, including the alternatives of remaining independent and pursuing our current strategic plan or making a strategic acquisition considering the potential risks and uncertainties associated with those alternatives;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our stockholders;

•	the fact that the merger is subject to the approval and adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of our common stock;

•	the fact that our stockholders who may not support the merger will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	the fact that the $17.25 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of approximately 41.7% over the average closing price of our common stock for the 30 calendar days prior to announcement of the merger, and

•	a premium of approximately 54.9% over the average closing price of our common stock for the 90 calendar days prior to announcement of the merger;

•	the Board’s belief that our efforts to market our company to potentially interested parties, with the assistance of our financial advisors, constituted a thorough, fair and full process to ensure that the $17.25 per share consideration was the highest offer that could reasonably be obtained for the company;

•	the opinion of Goldman, Sachs & Co. that, as of May 16, 2010, and based upon and subject to the factors and assumptions set forth in its written opinion, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the fact that Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P., which are investment funds affiliated with Providence, entered into a guarantee with us guaranteeing the payment in full of the merger consideration, subject to the limitations set forth in the guarantee;

•	the fact that the merger is not subject to a financing condition;

•	the fact that the merger agreement permits us to seek specific performance by Parent and Merger Sub of their obligations under the merger agreement;

•	the Board’s belief that the terms and conditions of voting agreements entered into between Parent and certain of our stockholders representing approximately 31.3% of our outstanding voting stock reduces the risk that the merger will not be consummated;

•	the Board’s belief that the terms of the merger agreement were the product of arms-length negotiations between the Board and our advisors, on the one hand, and Providence and its advisors, on the other hand;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $9.0 million termination fee, terminate the merger agreement in order to approve a superior proposal, which the Board believed was important in ensuring that the merger would be substantively fair to our stockholders and providing the Board with adequate flexibility to respond to solicitations from other third parties;

•	the Board’s belief that the $9.0 million termination fee payable by us upon our termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) is within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a competing proposal; and

•	information concerning the recent and past stock price performance of our common stock, as well as views of Wall Street equity analysts regarding our company.

Our Board of Directors also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•	the fact that, following the merger, our stockholders will no longer participate in any future earnings or benefit from any increase in the value our company, except that certain officers of the company may be entitled to purchase equity in Parent and to participate in equity incentive plans that Parent or the surviving corporation may sponsor;

•	the fact that, while we expect the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

•	the fact that gains from an all-cash transaction will generally be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that the merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, including generally requiring us to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger agreement and other agreements entered into in connection with the merger contain a number of provisions that may discourage a third-party from making a superior proposal to acquire our company, including:

•	restrictions on our ability to solicit third party acquisition proposals; and

•	the requirement that we pay a termination fee of $9.0 million if the merger agreement is terminated under specified circumstances, including if we accept a superior proposal;

•	the time and effort involved in seeking to consummate the merger, including the risk of diverting management’s attention from other strategic priorities; and

•	the substantial costs to be incurred in seeking to consummate the merger.

The foregoing discussion addresses the material factors considered by our Board of Directors in their consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by our Board of Directors. In light of the number and variety of factors and the amount of information considered, our Board of Directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching their determination. Individual members of our Board of Directors may have given different weights to different factors. The determination to approve the merger agreement was made after consideration of all of the relevant factors as a whole, and our Board of Directors based their ultimate decisions to approve the merger agreement and the merger on their business judgment that the potential risks and other negative aspects of the merger did not outweigh the benefits of the merger to our stockholders.

Opinion of the Financial Advisor to Virtual Radiologic

At the meeting of the Board of Directors of Virtual Radiologic on May 16, 2010, Goldman Sachs orally rendered its opinion to the Board of Directors of Virtual Radiologic, subsequently confirmed in writing, that as of May 16, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 16, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of Virtual Radiologic in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Virtual Radiologic’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Virtual Radiologic for the three fiscal years ended December 31, 2009;

•	Virtual Radiologic’s Registration Statement on Form S-1, including the prospectus contained therein dated November 13, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Virtual Radiologic;

•	certain other communications from Virtual Radiologic to its stockholders;

•	certain publicly available research analyst reports for Virtual Radiologic; and

•	certain internal financial analyses and forecasts for Virtual Radiologic prepared by its management, as approved for Goldman Sachs’ use by Virtual Radiologic (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Virtual Radiologic regarding its assessment of the past and current business operations, financial condition and future prospects of Virtual Radiologic; reviewed the reported price and trading activity for the shares of Virtual Radiologic’s common stock; compared certain financial and stock market information for Virtual Radiologic with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare staffing and department outsourcing industries specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Virtual Radiologic that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Virtual Radiologic. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Virtual Radiologic or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Virtual Radiologic or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Virtual Radiologic to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Virtual Radiologic; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement.

Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Virtual Radiologic; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Virtual Radiologic, or class of such persons, in connection with the merger, whether relative to the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Virtual Radiologic’s common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Virtual Radiologic or Parent or the ability of Virtual Radiologic or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Virtual Radiologic in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 14, 2010, which was the last business day prior to the date that Goldman Sachs delivered its opinion to the Board of Directors of Virtual Radiologic, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs analyzed the $17.25 per share in cash to be paid to holders of Virtual Radiologic’s common stock pursuant to the merger agreement in relation to the historical trading price of Virtual Radiologic’s common stock (the “per share merger consideration”). This analysis indicated that the price per share to be paid to the holders of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement represented:

•	a premium of 32.8% based on the closing price per share of Virtual Radiologic’s common stock of $12.99 on May 14, 2010;

•	a premium of 54.9% based on the average closing price per share of Virtual Radiologic’s common stock during the three-month period ended May 14, 2010; and

•	a premium of 25% based on the highest closing price per share of Virtual Radiologic’s common stock during the twelve-month period ended May 14, 2010.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for Virtual Radiologic to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the radiology, healthcare department outsourcing and healthcare staffing industries:

Radiology

•	Alliance Healthcare Services, Inc. (“Alliance Healthcare”);

•	RadNet, Inc. (“RadNet”);

•	NightHawk Radiology Holdings, Inc. (“NightHawk,” together with Alliance Healthcare and RadNet, the “Radiology Companies”);

Department Outsourcing

•	MEDNAX, Inc. (“Mednax”);

•	Emergency Medical Services L.P. (“EMS”);

•	Team Health, Inc. (“Team Health”);

•	IPC The Hospitalist Company, Inc. (together with Mednax, EMS, and Team Health, the “Department Outsourcing Companies”);

Staffing

•	AMN Healthcare Services, Inc. (“AMN”); and

•	Cross Country Healthcare, Inc. (“Cross Country,” together with AMN, the “Staffing Companies,” and collectively, with AMN, the Radiology Companies and the Department Outsourcing Companies, the “Selected Companies”).

Although none of the Selected Companies are directly comparable to Virtual Radiologic, the Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Virtual Radiologic. With respect to each of NightHawk, Alliance Healthcare, a composite average of the Staffing Companies, a composite average of the Department Outsourcing Companies and Virtual Radiologic, Goldman Sachs calculated the following multiples for the two-year period ended May 14, 2010:

•	Enterprise Value (“EV”), which is the market value of common equity on a diluted basis (including outstanding warrants and options) plus the par value of total debt, preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of estimated fiscal year earnings before interest, taxes, depreciation and amortization (“EBITDA”); and

•	price per share as a multiple of estimated earnings per share (the “P/E multiple”).

For each point in time during the two-year period ended May 14, 2010, this EV to EBITDA multiple analysis, using data from FactSet Research Systems, compared the then-current EV as a multiple of then-current estimates of EBITDA for the forward fiscal year for Virtual Radiologic against the multiples of then-current EV to estimated EBITDA for the forward fiscal year for NightHawk, Alliance Healthcare, a composite average of the Staffing Companies and a composite average of the Department Outsourcing Companies. Median EBITDA estimates from the Institutional Brokers’ Estimate Service (“IBES”) were used for Virtual Radiologic and the Selected Companies. The results of this analysis are as follows:

Average EV/EBITDA Multiples
for Periods Ended May 14, 2010
Company	3 Months	6 Months	1 Year	2 Years

Virtual Radiologic Corporation	4.3x	4.9x	5.2x	5.4x
NightHawk	4.6x	4.4x	4.7x	4.8x
Alliance Healthcare	5.1x	5.0x	4.9x	5.3x
Composite of Staffing Companies	12.0x	11.3x	9.9x	8.5x
Composite of Department Outsourcing Companies	9.0x	9.1x	8.9x	8.5x

For each point in time during the two-year period ended May 14, 2010, this P/E multiple analysis compared the then-current closing price per share as a multiple of then-current estimates of earnings per share for Virtual Radiologic against the then-current P/E multiples for NightHawk, Alliance Healthcare, a composite average of the Staffing Companies and a composite average of the Department Outsourcing Companies. Median earnings estimates from IBES were used for Virtual Radiologic and the Selected Companies. The results of this analysis are as follows:

P/E Multiples for Periods Ended May 14, 2010
Company	3 Months	6 Months	1 Year	2 Years

Virtual Radiologic Corporation	13.9x	15.2x	16.1x	15.4x
NightHawk	10.2x	9.1x	8.8x	8.0x
Alliance Healthcare	22.2x	22.6x	20.1x	22.3x
Composite of Staffing Companies	34.6x	33.6x	30.5x	20.9x
Composite of Department Outsourcing Companies	16.8x	18.6x	18.5x	17.7x

With respect to each of the Selected Companies and Virtual Radiologic, Goldman Sachs also calculated:

•	EV to estimated EBITDA multiples for the calendar years 2010 and 2011; and

•	the estimated P/E multiples for calendar years 2010 and 2011.

These calculations for the Selected Companies and Virtual Radiologic were based on the closing prices per share of the Selected Companies’ respective common stock on May 14, 2010, information from SEC filings, IBES estimates and other publicly available Wall Street research.

The results of these analyses are summarized as follows:

Enterprise Value
	EBITDA Multiples		Calendarized P/E Multiples
Company	2010	2011	2010	2011

Virtual Radiologic Corporation	5.4x	4.9x	15.7x	14.4x
Selected Companies Range	5.3x - 13.2x	5.0x - 10.4x	13.0x - 20.7x	9.4x - 31.7x
Median of Radiology Companies	5.5x	5.7x	13.3x	9.4x
Median of Department Outsourcing Companies	8.8x	8.1x	16.4x	14.6x
Median of Staffing Companies	12.3x	10.0x	31.2x	13.0x
Mean of the Selected Companies	8.7x	7.7x	15.6x	18.6x
Median of the Selected Companies	8.7x	8.0x	14.1x	15.8x

With respect to Virtual Radiologic, Goldman Sachs also calculated:

•	the EV to estimated EBITDA multiples and the estimated P/E multiples for calendar years 2010 and 2011, based on the closing price per share of Virtual Radiologic’s common stock of $12.99 on May 14, 2010, using each of the Forecasts and IBES median estimates; and

•	the EV to estimated EBITDA multiples and the estimated P/E multiples for calendar years 2010 and 2011, based on the per share merger consideration of $17.25, using each of the Forecasts and IBES median estimates.

The results of these analyses are summarized as follows:

Enterprise Value
	EBITDA Multiples		Calendarized P/E Multiples
Virtual Radiologic Corporation	2010	2011	2010	2011

Based on the closing price per share of Virtual Radiologic’s common stock on May 14, 2010, using IBES median estimates	5.4x	4.9x	15.7x	14.4x
Based on the closing price per share of Virtual Radiologic’s common stock on May 14, 2010, using the Forecasts	5.3x	4.9x	14.8x	13.7x
Based on the per share merger consideration of $17.25, using IBES median estimates	7.9x	7.2x	20.8x	19.2x
Based on the per share merger consideration of $17.25, using the Forecasts	7.7x	7.2x	19.6x	18.1x

Illustrative Present Value of Future Share Price of Virtual Radiologic.  Goldman Sachs performed illustrative analyses of the present value of the future price per share of Virtual Radiologic’s common stock, using the Forecasts. These analyses were designed to provide indications of the present value of a theoretical future value of Virtual Radiologic’s equity as a function of Virtual Radiologic’s estimated future earnings or estimated EBITDA, and its assumed P/E multiple and EV to EBITDA multiple.

Illustrative Present Value of Future Share Price — P/E Analysis.

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Virtual Radiologic’s common stock by applying P/E multiples of 14.0x and 16.0x to estimates of earnings per share for the applicable forward fiscal year for each of fiscal years 2010 through 2014. These illustrative P/E multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average P/E multiples for Virtual Radiologic’s common stock during the two-year period ended May 14, 2010. The illustrative future values per share of Virtual Radiologic’s common stock in each year were then discounted back to March 31, 2010, using discount rates of 11% and 14%, reflecting estimates of Virtual Radiologic’s cost of equity based on certain financial metrics, including betas, for Virtual Radiologic and the Selected Companies. This analysis resulted in illustrative ranges of present values per share of Virtual Radiologic’s common stock for each of fiscal years 2010 through 2014 as follows:

Illustrative Ranges of Present Value of
Fiscal Year	Future Share Price for Virtual Radiologic

2010	$12.27 - $14.02
2011	$12.06 - $14.06
2012	$12.32 - $14.75
2013	$13.25 - $16.30
2014	$14.66 - $18.52

Illustrative Present Value of Future Share Price — EBITDA Analysis.

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Virtual Radiologic’s common stock by applying EV to EBITDA multiples of 5.0x and 6.0x to estimates of EBITDA for the applicable forward fiscal year for each of fiscal years 2010 through 2014. These illustrative EV to EBITDA multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average EV to EBITDA multiples for Virtual Radiologic’s common stock during the two-year period ended May 14, 2010. The illustrative future values per share of Virtual Radiologic’s common stock in each year were then discounted back to March 31, 2010, using discount rates of 11% and 14%, reflecting estimates of Virtual Radiologic’s cost of equity based on certain financial metrics, including betas, for Virtual Radiologic and the Selected Companies. This analysis resulted in illustrative ranges of present values per share of Virtual Radiologic’s common stock for each of fiscal years 2010 through 2014 as follows:

Illustrative Ranges of Present Value of
Fiscal Year	Future Share Price for Virtual Radiologic

2010	$12.44 - $14.20
2011	$11.94 - $13.94
2012	$11.70 - $14.10
2013	$12.15 - $15.08
2014	$13.13 - $16.87

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on Virtual Radiologic using the Forecasts. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Virtual Radiologic for each of fiscal years 2010 through 2014, discounted back to March 31, 2010. Goldman Sachs used illustrative discount rates ranging from 9.00% to 11.00%, reflecting estimates of Virtual Radiologic’s weighted average cost of capital based on certain financial metrics, including betas, for Virtual Radiologic and the Selected Companies, and to determine illustrative terminal EBITDA values, Goldman Sachs used perpetuity growth rates of unlevered free cash flows for Virtual Radiologic ranging from 2.0% to 3.0%. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term growth of gross domestic product and inflation. Based on guidance from Virtual Radiologic, EBITDA estimates used in this analysis were adjusted to add back into estimated earnings medical malpractice reserve accruals. This analysis resulted in a range of illustrative per share value indications of $13.87 to $18.88 for Virtual Radiologic’s common stock.

Illustrative Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed a hypothetical financial buyer’s purchase price of $17.25 per share of Virtual Radiologic’s common stock in cash. Goldman Sachs assumed illustrative leverage ratios for the transaction ranging from 3.5x to 4.5x and an assumed weighted average interest rate range on the buyer’s debt in connection with the transaction of 7.00% to 11.00%, derived by Goldman Sachs utilizing its professional judgment and experience. Goldman Sachs assumed an exit in 2014 at exit multiples of estimated one-year forward EBITDA of 5.5x to 7.5x, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction. These exit multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average EV to EBITDA multiples for Virtual Radiologic’s common stock during the two-year period ended May 14, 2010. Based on guidance from Virtual Radiologic, estimated EBITDA was adjusted to add back medical malpractice reserve accruals, stock-based compensation and $1.0 million in annual cost savings as a result of no longer being a public company and deduct estimated medical malpractice cash expenses. This analysis resulted in illustrative internal rate of equity returns to a hypothetical buyer ranging from 19.3% to 22.6%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Virtual Radiologic or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board of Directors of Virtual Radiologic that, as of May 16, 2010 and based upon and subject to the factors and assumptions set forth therein, the $17.25 per share in cash to be paid to the holders (other than Parent and its affiliates) of the shares of Virtual Radiologic’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Virtual Radiologic, Parent, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Virtual Radiologic and Parent and was approved by Virtual Radiologic’s Board of Directors. Goldman Sachs provided advice to Virtual Radiologic during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Virtual Radiologic, the Board of Directors of Virtual Radiologic or that any specific amount of consideration constituted the only appropriate consideration for the merger. As described above, Goldman Sachs’ opinion to the Board of Directors of Virtual Radiologic was one of many factors taken into consideration by the Board of Directors of Virtual Radiologic in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Virtual Radiologic, any of its affiliates, or any of the affiliates and portfolio companies of Providence, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Virtual Radiologic in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Virtual Radiologic and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunning manager with respect to the initial public offering of 4,600,000 shares of Virtual Radiologic’s common stock in November 2007. Goldman Sachs also has provided certain investment banking and other financial services to Providence and its affiliates and portfolio companies from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunning manager with respect to an offering of 9.5% Senior Secured Notes due June 2016 for Warner Music Group Corp., a portfolio company of Providence, (aggregate principal amount $1,100,000,000) in May 2009; sole bookrunning manager with respect to an offering of 11.25% Senior Secured Notes due October 2014 for Stream Global Services, Inc., a portfolio company of Providence, (aggregate principal amount $250,000,000) in September 2009; and lead bookrunning manager on an initial public offering of 20,000,000 shares of common stock of Education Management Corporation, a portfolio company of Providence, in October 2009. Goldman Sachs also may provide investment banking and other financial services to Virtual Radiologic and its affiliates and Providence and its affiliates and portfolio companies in the future for which the investment banking division of Goldman Sachs may receive compensation. In addition, affiliates of Goldman Sachs may have co-invested with Providence and its affiliates from time to time and may have invested in limited partnership units of affiliates of Providence from time to time and may do so in the future.

The Board of Directors of Virtual Radiologic selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 12, 2010, Virtual Radiologic engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, Virtual Radiologic has agreed to pay Goldman Sachs a transaction fee of approximately $3 million, all of which is contingent upon consummation of the merger. In addition, Virtual Radiologic has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts and Other Information

Other than annual guidance that we make publicly available, we do not as a matter of course make public projections as to our future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, we provided to Providence and to other interested parties certain non-public financial projections in connection with their due diligence review of Virtual Radiologic. We also provided these internal financial projections to our Board of Directors and our financial and legal advisors. We have included below a summary of these projections to give our stockholders access to certain non-public information that was furnished to third parties and was considered by Goldman Sachs and by our Board of Directors for purposes of evaluating the merger. These projections were prepared on a basis consistent with the accounting principles used in our historical financial statements.

Financial Projections for the Five Years Ending December 31, 2014

	2010E	2011E	2012E	2013E	2014E
	($ millions)

Revenue	$134.0	$151.4	$182.4	$234.4	$319.4
Gross Margin	$71.0	$77.4	$88.7	$108.0	$139.1
Adjusted EBITDA	$31.0	$33.6	$39.0	$48.7	$63.4
Adjusted Net Income	$14.4	$15.7	$18.2	$22.3	$28.1
Reconciliation to GAAP:
Equity Based Compensation, net of tax	$2.3	$2.6	$3.3	$4.5	$6.4
Malpractice Loss Reserve, net of tax	$3.4	$3.8	$4.6	$5.9	$8.0
GAAP Net Income	$8.7	$9.2	$10.2	$11.9	$13.7
Free Cash Flow:
Adjusted EBITA	$21.1	$21.7	$26.7	$33.2	$42.6
Medical Malpractice Claims Paid	(1.6)	(2.0)	(2.5)	(3.3)	(4.5)
Tax Expense	(7.8)	(7.9)	(9.7)	(12.0)	(15.2)
Depreciation	6.4	6.6	7.5	9.3	12.4
Capital Expenditures	(4.3)	(4.9)	(5.9)	(7.5)	(10.2)
Acquisitions	0.0	(4.0)	(8.0)	(15.0)	(25.0)
Decrease in Working Capital	1.8	2.9	3.6	4.6	6.2
Free Cash Flow	$15.5	$12.5	$11.7	$9.3	$6.1

Note: Adjusted EBITA deducts stock based compensation expense and depreciation from Adjusted EBITDA.
 Assumes 40% tax rate.

The projections set forth above were prepared for internal use and not prepared with a view to public disclosure and are being included in this proxy statement only because the projections were provided to and relied upon by Goldman Sachs in performing its financial analysis for our Board of Directors, and because certain of the projections were provided to Providence and other potential buyers contacted by Goldman Sachs, acting at the instruction of our Board of Directors, during the course of our discussions and negotiations regarding potential transactions. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our management. The inclusion of the projections in this proxy statement should not be regarded as an indication that these projections will be predictive of actual future results, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger. Further, the projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Interests of Our Directors and Officers in the Merger

In considering the recommendations of the Board of Directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests are described below. Our Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and in recommending that our stockholders vote in favor of approving and adopting the merger agreement.

Employment Agreements with Executive Officers

Pursuant to the terms of the employment agreements that we entered into with Mr. Kill, Dr. Michel, Mr. Kolar, Mr. Purkis and Richard W. Jennings, our Chief Technology Officer, in July 2009 and that are currently in effect, in the event that Messrs. Kill, Jennings, Purkis, Kolar and/or Dr. Michel’s employment is terminated by the executive for good reason or by us without cause (as each is defined in the agreement) in connection with a change in control, such as the merger, the executive will be entitled to the following severance benefits: (i) a lump sum payment equal to the sum of (a) 12 months of base salary, (b) 60%, in the case of Mr. Kill, 29%, in the case of Dr. Michel, and 50%, in the case of Messrs. Jennings, Purkis and Kolar, of the executive’s base salary, as compensation for the cancellation of the executive’s incentive compensation opportunity, (c) 12 times the monthly premium amount that we would have been required to pay for group life insurance and group long term disability had the executive continued to be employed by us, and (ii) subject to the executive’s continued co-payment of premiums, continued participation for 12 months in our group medical and/or dental plans, or payment of our portion of all premiums under such plans if participation is not feasible.

The employment agreements with each of Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel additionally provide that all equity awards granted to such individuals will vest immediately upon a change of control, as defined therein. Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel are all subject to non-compete and non-solicit obligations during the term of the employment and for two years thereafter pursuant to the terms of their employment agreement.

Upon termination for any reason, including the circumstances discussed above, Messrs. Kill, Jennings, Purkis and Kolar and Dr. Michel would each be entitled to (i) any unpaid base salary through the date of termination, (ii) any unpaid incentive compensation earned with respect to any fiscal year ending on or preceding the date of termination, and (iii) reimbursement for any unreimbursed expenses, in addition to the severance benefits described above.

If the aggregate payments to Mr. Kill, Dr. Michel, Mr. Jennings, Mr. Purkis or Mr. Kolar under their employment agreement or otherwise in connection with any change of control of our company would subject the executive officer to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the aggregate payments to the executive officer would be reduced to the greatest amount that could be paid without triggering the excise tax on the executive officer, but only if such reduction would result in a greater after tax amount paid to the executive officer.

Ownership of Virtual Radiologic Stock, Stock Options and Other Equity Awards

Our directors and executive officers own Virtual Radiologic common stock and, like our other stockholders, will be entitled to receive the merger consideration for their shares. See below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

In addition, our directors and executive officers hold options to purchase shares of Virtual Radiologic common stock and restricted shares of Virtual Radiologic common stock. Like the other holders of Virtual Radiologic stock options, our directors and executive officers will be entitled to receive cash in exchange for the cancellation of their vested and currently unvested stock options pursuant to the terms of the merger agreement, less applicable withholding taxes. Like the other holders of Virtual Radiologic restricted stock, all restrictions on restricted stock awards held by our directors and officers will lapse immediately prior to the effective time of the merger and will entitle the holder to receive the merger consideration less any applicable withholding taxes.

Our directors and executive officers would receive the following amounts in connection with their vested and currently unvested stock options and the lapse of restrictions on shares of restricted stock they hold upon consummation of the merger:

		Total Payment for		Total Net
	Number of	Restricted	Number of	Payment for
Name	Restricted Shares	Shares(1)	Options	Options(2)

Robert C. Kill	91,611	$1,580,290	325,000	$1,942,250
Leonard C. Purkis	44,425	766,331	197,500	423,725
Richard W. Jennings	44,425	766,331	182,500	996,375
Eduard Michel, M.D., Ph.D.	—	—	16,667	87,502
Michael J. Kolar	29,383	506,857	80,000	701,600
Nabil N. El-Hage	2,166	37,364	32,500	158,125
Andrew P. Hertzmark	2,166	37,364	30,000	157,500
Mark E. Jennings	2,166	37,364	30,000	157,500
Richard J. Nigon	2,166	37,364	32,500	158,125
David L. Schlotterbeck	2,166	37,364	30,000	142,800
Brian F. Sullivan	2,166	37,364	30,000	131,700
Kevin H. Roche	2,166	37,364	30,000	296,100

(1)	The value of the restricted stock is based on: (i) the number of unvested shares of restricted stock held by such director or officer multiplied by (ii) the per share merger consideration of $17.25.

(2)	The value of the stock options is based on the difference between: (i) the per share merger consideration of $17.25 and (ii) the exercise price of the options.

Indemnification

The merger agreement provides that all rights to indemnification, expense advancement, and exculpation from personal liability existing in favor of our and our subsidiaries’ current directors, officers, and employees contained in our and our subsidiaries’ current charter or other organizational documents with respect to matters occurring at or before the effective time of the merger will continue for a period of six years after the effective time of the merger. In addition, under the merger agreement Parent has agreed to cause Virtual Radiologic to prepay for directors and officers liability insurance covering a period of six years following the effective time of the merger and providing coverage that is no less favorable than Virtual Radiologic’s current directors and officers liability insurance.

Management Discussions with Providence

As of the date of this proxy statement, neither we, Providence nor any affiliate thereof has entered into any new employment agreements with our management, nor amended or modified any existing employment agreements in connection with or in contemplation of the merger. Providence has informed us that it currently intends to retain members of our management team following the merger, and that it anticipates that Mr. Robert C. Kill, our President and Chief Executive Officer, will continue to serve in such role. Providence has also informed us that it intends to establish equity based incentive compensation plans for management of the surviving corporation, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans and the individual awards to be granted thereunder have not yet been finalized.

As described under “The Merger — Background of the Merger,” during the course of negotiations, Providence informed us that it would require discussions with Mr. Kill prior to entering into the merger agreement regarding potential terms of his employment, specifically, and other management generally, in connection with the transaction. Accordingly, our Board of Directors authorized our executive officers to engage separate counsel to review and negotiate the terms of employment and equity compensation arrangements that would take effect following the completion of the merger. Mr. Kill and Providence have agreed in principle upon general terms regarding Mr. Kill’s employment and the management equity compensation plan, with the understanding that such terms would be used to negotiate the full terms of employment and equity grants for Mr. Kill and other members of management. Generally, such terms would provide for the establishment of an equity compensation plan under which stock options subject to both time-vesting and performance vesting criteria will be granted to Mr. Kill and certain other members of management, and give to Mr. Kill and certain other members of management the opportunity to purchase the equity of Parent’s parent entity. Additionally, certain amendments may be made to the employment agreements of Mr. Kill and certain other members of management that will, among other things, adjust the base salaries and bonus targets that are applicable to such persons.

As set forth above, management employment and equity investment arrangements following the merger were not discussed until shortly before the merger agreement was executed. Although general terms have been agreed in principle, as set forth above, no agreements reflecting such terms have been finalized as of the date of this proxy statement. These matters are subject to further negotiations and discussions and there can be no assurance that the parties will reach agreement.

Appraisal Rights

Holders of record of our common stock who do not vote in favor of the approval and adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, or DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be less than, the same as, or more than the merger consideration that you are entitled to receive under the terms of the merger agreement.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval and adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any Virtual Radiologic stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement, and must deliver to us, before the taking of the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for appraisal of the stockholder’s Virtual Radiologic common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the approval and adoption of the merger agreement or instructing or effecting a vote against the approval and adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of the stockholder’s shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote AGAINST approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder. If you hold shares in brokerage accounts or other nominee form and wish to exercise appraisal rights under Section 262 of the DGCL, we urge you to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, Attention: Corporate Secretary. Failure of a stockholder to make the written demand for appraisal prior to the taking of the vote on the approval and adoption of the merger agreement at the stockholders’ meeting will constitute a waiver of his, her or its appraisal rights.

Within 10 days after the effective date of the merger, Virtual Radiologic, or its successor, which we refer to generally as the surviving corporation, will notify each former Virtual Radiologic stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the approval and adoption of the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former Virtual Radiologic stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of Parent, Merger Sub, the surviving corporation or Virtual Radiologic is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, Virtual Radiologic, Parent or Merger Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time period prescribed in

Section 262 of the DGCL. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in this paragraph. We plan to issue a press release when the merger has become effective.

Within 120 days after the effective date of the merger, any former Virtual Radiologic stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of approving and adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Virtual Radiologic stockholders who have demanded appraisal of their shares of Virtual Radiologic common stock and with whom agreements as to value have not been reached. After notice to such former Virtual Radiologic stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing on such petition to determine those former Virtual Radiologic stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Virtual Radiologic stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Virtual Radiologic stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be less than, the same as, or more than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of our common stock and that Goldman, Sachs & Co.’s opinion, included in this proxy statement, as to fairness from a financial point of view of the merger consideration is not an opinion as to fair value under Section 262 of the DGCL. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed

Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Virtual Radiologic stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Virtual Radiologic stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of our common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to us or the surviving corporation, as the case may be, a written withdrawal of the stockholder’s demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Virtual Radiologic stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Fees and Expenses

All fees and expenses incurred in connection with the consummation of the merger will be paid by the party incurring those fees and expenses, except that Parent is responsible for the Hart-Scott-Rodino Act filing fees.

If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse Parent for its expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $2.4 million, and may also be required under certain circumstances to pay Parent a termination fee of $9.0 million (less any amount previously paid to Parent in reimbursement of Parent’s transaction expenses). See “The Merger Agreement — Termination Fee and Expenses” beginning on page 50.

Certain Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This discussion is for general information only and is not tax advice. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), taxpayers subject to the alternative minimum tax, or taxpayers who have a direct or indirect interest in Parent after the closing. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address tax consequences to holders of Virtual Radiologic stock options or potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.

Under the Hart-Scott-Rodino Act we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements, unless earlier terminated. Both Virtual Radiologic and Parent made the necessary initial filings under the HSR Act on May 21, 2010. The waiting period under the HSR Act was terminated on June 1, 2010. Clearance under the HSR Act, however, does not preclude the Department of Justice or the Federal Trade Commission from later challenging the merger on antitrust grounds.

In the merger agreement, the parties have agreed to use commercially reasonable efforts to assist each other in making all filings with governmental authorities and obtaining all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Accounting Treatment of the Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values as of the date of the merger in accordance with Accounting Standards Codification 805, Business Combinations.

Litigation

On June 1, 2010, a putative class action was filed by a stockholder against Virtual Radiologic, each of our directors, Providence Equity Partners and Merger Sub in the Fourth Judicial District of Minnesota, Hennepin County, under the caption Ravi Garg v. Virtual Radiologic Corporation, et al. In the complaint, the plaintiff alleges that Virtual Radiologic and our directors breached their fiduciary duties to our public stockholders by, among other things, failing to maximize stockholder value in the transaction, and that Providence Equity Partners and Merger Sub aided and abetted the breaches of fiduciary duty. Among other things, the complaint seeks an order certifying a plaintiff class consisting of all of our public stockholders, an order enjoining the merger of Merger Sub with and into Virtual Radiologic, damages in an unspecified amount, and an award of attorneys’ fees and costs of litigation. We have not yet answered or otherwise responded to the complaint.

Also on June 1, 2010, a putative class action was filed by a stockholder against each of our directors, Virtual Radiologic, Parent and Merger Sub in the Fourth Judicial District of Minnesota, Hennepin County, under the caption Barry Semegram v. Robert Kill, et al. In the complaint, the plaintiff alleges that our directors breached their fiduciary duties to our public stockholders by, among other things, failing to maximize stockholder value in the transaction and failing to disclose material information in the preliminary proxy statement we filed on May 26, 2010 relating to the solicitation of proxies for the special meeting of stockholders to be held for the purpose of considering the approval and adoption of the merger and the merger agreement. The stockholder also alleges that Virtual Radiologic, Parent and Merger Sub aided and abetted the breaches of fiduciary duty. Among other things, the complaint seeks an order certifying a plaintiff class consisting of all of our public stockholders, an order enjoining the merger of Merger Sub with and into Virtual Radiologic, damages in an unspecified amount, and an award of attorneys’ fees and costs of litigation. We have not yet answered or otherwise responded to the complaint.

We do not believe that the claims alleged in the complaints have any merit, and we intend to vigorously defend each action.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a document that establishes and governs the legal relations among us, Parent, and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file the certificate of merger with the Delaware Secretary of State on the closing date of the merger or on such later date as may be mutually agreed to by Parent and us (or such later time as is provided in the certificate of merger). The closing date will occur on the second business day after all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the closing date), or on such other date as we and Parent may agree.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Virtual Radiologic. The separate corporate existence of Merger Sub will cease, and Virtual Radiologic will continue as the surviving corporation and a subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. As a result of the merger, our current stockholders will not participate in the opportunity for future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation, except to the extent that our current executives and employees may participate through equity holdings in Parent or compensation plans involving options or other forms of Parent’s equity, as discussed under the heading “The Merger — Interests of Our Directors and Officers in the Merger — Management Discussions with Providence.”

Treatment of Common Stock, Stock Options and Restricted Stock

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $17.25 in cash, without interest and less applicable withholding taxes, other than:

•	shares of our common stock held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration;

•	shares of our common stock owned by Parent, Merger Sub, or any other subsidiary of Parent immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

•	shares of our common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law.

After the effective time of the merger, each stock certificate representing shares of our common stock will be cancelled and each holder of record of uncertificated shares of our common stock will cease to have any rights with respect to those shares, and the holder of such certificate or uncertificated shares will have only the right to receive the merger consideration of $17.25 in cash per share, without any interest and less applicable withholding taxes.

Stock Options

Each outstanding unvested Virtual Radiologic stock option will vest in full immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding Virtual Radiologic stock option not exercised prior to the merger will be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger, an amount in cash (less any applicable withholding taxes) equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $17.25 over the exercise price per share of such option. Each outstanding option with an exercise price that equals or exceeds the $17.25 per share merger consideration will be cancelled without payment.

Restricted Stock

All restrictions on restricted stock awards will lapse immediately prior to the effective time of the merger. At the effective time, each restricted share of our common stock will be cancelled and will cease to exist and will be converted into the right to receive $17.25 per share in cash, without interest and less any applicable withholding taxes.

Exchange and Payment Procedures

BNY Mellon, or the paying agent, will act as the agent for payment of the merger consideration to the holders of our common stock. At or before the effective time of the merger, Parent will cause to be deposited with the paying agent for the benefit of our stockholders an amount in cash equal to the aggregate merger consideration.

Instructions with regard to the surrender of certificates formerly representing shares of our common stock or uncertificated shares of our common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our stockholders by the paying agent promptly after the effective time of the merger. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with (i) in the case of shares of our common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of our common stock held in book-entry form, the receipt of an agent’s message, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such stockholder an amount equal to the product of the number of shares of our common stock represented by such certificates remitted by the stockholder or agent’s message and the $17.25 per share merger consideration, without interest and less any applicable withholding tax.

No transfer of shares of our common stock will be made on the stock transfer books of the surviving corporation after the effective time of the merger. After the effective time of the merger, previous stockholders will have no rights with respect to shares of our common stock except to receive the merger consideration or statutory appraisal rights if they have properly demanded and not withdrawn or lost such rights.

After one year following the effective time of the merger, any amount remaining in the payment fund may be refunded to the surviving corporation of the merger, and any previous holders of our common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the merger consideration only from the surviving corporation, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We make various representations and warranties in the merger agreement with respect to Virtual Radiologic and our subsidiaries and affiliated medical practices. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 1, 2008, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	financial statements and internal controls and procedures over financial reporting;

•	the absence of undisclosed broker’s fees;

•	the conduct of our business, and absence of certain changes or events, since January 1, 2010;

•	litigation, investigations and administrative proceedings;

•	tax matters;

•	matters relating to employee benefit plans, and enforceability, performance and lack of defaults with respect thereto;

•	compliance will certain laws and permits;

•	matters relating to material contracts;

•	the absence of undisclosed liabilities;

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement;

•	the accuracy and completeness of this proxy statement and its compliance with applicable laws;

•	real property and personal property;

•	insurance;

•	environmental laws and regulations;

•	intellectual property;

•	employment and labor matters;

•	the business practices of Virtual Radiologic and our subsidiaries and affiliated medical practices; and

•	the receipt by Virtual Radiologic of a fairness opinion from Goldman, Sachs & Co.

Many of our representations and warranties are qualified by the absence of a material adverse effect on Virtual Radiologic, which means, for purposes of the merger agreement, any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of Virtual Radiologic, our subsidiaries and our affiliated medical practices taken as a whole or (ii) our ability to consummate the transactions contemplated by the merger agreement on a timely basis, subject to a number of customary exceptions.

Parent and Merger Sub make various representations and warranties in the merger agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of litigation and administrative proceedings;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of information supplied for inclusion or incorporation by reference in this proxy statement and the compliance of that information with applicable laws;

•	the organization and lack of operations of Merger Sub.

•	financing relating to their consummation of the merger;

•	lack of ownership of our common stock;

•	that no approval of the stockholders of Parent is required to approve the merger agreement or the merger;

•	based upon certain assumptions, the solvency of Virtual Radiologic as of the effective time of the merger; and

•	the absence of Parent’s or Merger Sub’s status as an interested stockholder under the Delaware anti-takeover statute.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. The assertions embodied in the representations and warranties may not accurately characterize the current actual state of facts with respect to Parent, Merger Sub and us because they were made as of specific dates and are subject to important exceptions, limitations, and qualifications, including qualification by information contained in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement (although any specific facts that contradict the representations and warranties in the merger agreement in any material respect as of the date of the merger agreement have been disclosed in this proxy statement). Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to disclosures to stockholders under securities laws and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties contained in the merger agreement as characterizations of the actual state of facts at the time they were made or otherwise.

Conduct of Our Business Pending the Merger

We have undertaken certain customary covenants that place restrictions on us and our subsidiaries and affiliated medical practices until the effective time of the merger. From the date of the merger agreement until the effective time of the merger, we have agreed to (and to cause our subsidiaries and affiliated medical practices to) conduct our business in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to preserve our business organization and goodwill, keep available the services of our employees and officers, and maintain our existing relations with vendors, suppliers, dealers, distributors, customers, and other third parties.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries or affiliated medical practices to do) any of the following, except as expressly contemplated by the merger agreement or agreed to in writing by Parent:

•	take any action to amend our certificate of incorporation or bylaws or other governing instruments;

•	issue, sell or otherwise dispose of any of our authorized but unissued capital stock other than in connection with the exercise of a stock option, or issue any option to acquire our capital stock, or any securities convertible into or exchangeable for our capital stock or split, combine or reclassify any shares of our capital stock, or create any phantom stock, stock appreciation rights plan or similar plan;

•	declare or pay any dividend or make any other distribution in cash or property on any capital stock;

•	merge or consolidate with or into any third party;

•	sell or otherwise dispose of or encumber any of our properties or assets other than in the ordinary course of business;

•	create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity, except as set forth in the merger agreement;

•	create, incur or assume any indebtedness for borrowed money or secured by real or personal property, except for trade payables incurred in the ordinary course of business or grant or incur any liens on any real or personal property except in the ordinary course of business;

•	write-off any guaranteed checks, notes or accounts receivable other than in the ordinary course of business, or write-down the value of any asset or investment on our books or records except for depreciation and amortization in the ordinary course of business;

•	make any commitment for any capital expenditure in excess of $500,000 in the case of any single expenditure or $1,500,000 in the case of all capital expenditures except with respect to any capitalized internal software development;

•	enter into any contract or agreement, except those that are entered into in the ordinary course of business and involve an expenditure of less than $100,000 for any such contract or agreement or that are cancelable without premium or penalty on not more than 30 days’ notice;

•	enter into any contract, agreement or commitment related to a radiology practice alliance, strategic partnership or similar corporate development program, except in as set forth in the merger agreement;

•	increase in any manner the compensation of (including bonus), or fringe benefits of, or enter into any new, or modify any existing, bonus, severance or incentive agreement or arrangement with, any of our current or former officers, directors, management-level employees or independent contractors, or hire or fire any officers;

•	establish, adopt, enter into, materially amend, or terminate any employee benefit plan or any plan or similar arrangement;

•	fail to perform our material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, certain contracts or enter into, assume or amend any material contract, except in the ordinary course of business or as otherwise permitted under the merger agreement;

•	fail to maintain in full force and effect policies of insurance comparable in amount and scope to those we currently maintain;

•	make or change any material tax election, settle or compromise any material tax claim or assessment, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, waive or extend the limitation period applicable to any material tax liability or assessment (other than pursuant to extensions or time to file tax returns obtained in the ordinary course of business), enter into any closing agreement with respect to a material amount of taxes or surrender any right to claim a refund of a material amount of taxes; or

•	enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described above.

Acquisition Proposals by Third Parties

Until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that neither we nor any of our subsidiaries, officers, directors, financial advisors, representatives or agents will, directly or indirectly:

•	solicit, initiate or knowingly encourage any acquisition proposals;

•	furnish or disclose to any third party non-public information with respect to an acquisition proposal;

•	negotiate or engage in discussions with any third party with respect to an acquisition proposal; or

•	enter into any agreement (whether or not binding) or agreement in principle with respect to, or approve or recommend, an acquisition proposal.

However, notwithstanding the foregoing, before the approval and adoption of the merger agreement at the special meeting or by the written consent of our stockholders, we may, in response to a bona fide written acquisition proposal that was not solicited by us or any of our representatives, furnish non-public information (pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with Parent) and afford access to our and our subsidiaries’ properties, books, records, and personnel to, and enter into discussions and negotiations with, a third party in connection with an acquisition proposal and approve or recommend such proposal if:

•	our Board of Directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes, or is reasonably likely to result in, a “superior proposal”;

•	such action is required by our directors’ fiduciary duties under applicable law;

•	neither we nor any of our subsidiaries, directors, officers, financial advisors, representatives, or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals; and

•	prior to furnishing such information to, or entering into such discussions and negotiations with, such third party, we provide reasonable prior notice to Parent to the effect that we are furnishing information to, or entering into discussions or negotiations with, such third party (but excluding the identity of such third party) and provide Parent with all information to be provided to such third party which Parent has not previously been provided.

The merger agreement defines an acquisition proposal as any inquiry, proposal or offer relating to (i) the acquisition, in any single transaction or series of related transactions, of more than 25% of the outstanding shares of capital stock or any other voting securities of Virtual Radiologic, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any third party acquiring 25% or more of the fair market value of the assets of Virtual Radiologic and our subsidiaries, taken as a whole, (iii) any other transaction which would result in a third party 25% or more of the fair market value of the assets of Virtual Radiologic and our subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise) or (iv) any combination of the foregoing.

The merger agreement defines a superior proposal as an acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50%) on terms which our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel and consideration of all terms and conditions of such acquisition proposal, including the conditionality and the timing and likelihood of consummation of such acquisition proposal) to be more favorable to our stockholders, including from a financial point of view, than those set forth in the merger agreement or the terms of any other proposal or revised proposal made by Parent in response to such an acquisition proposal.

Our Board of Directors may (i) make a company recommendation change, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal, (iii) enter into any agreement with respect to an acquisition proposal, or (iv) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or otherwise take any action inconsistent with the company recommendation, only if:

•	our Board of Directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes a superior proposal;

•	such action is required by our directors’ fiduciary duties under applicable law; and

•	neither we nor any of our subsidiaries, directors, officers, financial advisors, representatives, or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals.

A company recommendation change, as defined in the merger agreement, occurs if our Board of Directors withdraws, modifies or changes, in a manner adverse to Parent, the company recommendation. If such company recommendation change is not in response to a superior proposal, it may only be made if directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of Virtual Radiologic that was unknown to our Board of Directors as of the date of the merger agreement and becomes known to it prior to obtaining stockholder approval of the merger agreement.

The merger agreement also requires that we provide written notice to Parent at least three business days before our board takes any of the actions described in the foregoing paragraph, and that we discuss such change of recommendation with Parent. The notice must describe the basis for the board action and the material terms of the proposal. In addition, during the three-business-day period after delivery of the notice we must provide Parent with an opportunity to submit an amended acquisition proposal to our Board of Directors and must discuss with Parent, to the extent Parent wishes to discuss, any proposed changes to the merger agreement. If any material revisions are made to the third party acquisition proposal, we are required to provide Parent with a new notice and opportunity to amend the merger agreement. Moreover, if we terminate the merger agreement to enter into an agreement with respect to a superior proposal, we must pay the termination fee described below under the caption “Termination Fee and Expenses.”

Stockholders’ Meeting

The merger agreement requires us to duly call, give notice of and hold a meeting of our stockholders for the purpose of considering and taking action on the merger and the merger agreement promptly following the date upon which this proxy statement is cleared by the SEC. Subject to certain fiduciary obligations of our directors, our Board of Directors is required to recommend that our stockholders vote in favor of the merger agreement at the stockholders’ meeting. Until our Board of Directors withdraws or modifies its recommendation in favor of the merger, we are required to use commercially reasonable efforts to solicit the number of votes needed for approval and adoption of the merger agreement. Under the merger agreement, we are required to submit the merger agreement to our stockholders even if our Board of Directors withdraws or modifies its recommendation in favor of the merger, unless the merger agreement is validly terminated pursuant to its terms. Notwithstanding the foregoing, we are required to use commercially reasonable efforts to obtain a written consent from a majority of our stockholders to approve the merger agreement.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that all rights to indemnification, expense advancement and exculpation from personal liability existing in favor of any of our or our subsidiaries’ present or former directors, officers or employees as provided in the applicable charter or organizational documents as in effect on the date of the merger agreement will survive the merger.

The merger agreement also requires Parent to cause the surviving corporation to negotiate and purchase “tail” insurance coverage that provides coverage for a period of six years and that is no less favorable in amount and terms and conditions of coverage than our existing directors and officers liability insurance programs.

Sponsor Guarantee

Pursuant to a limited guarantee delivered by Providence in favor of Virtual Radiologic, Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P., which are investment funds affiliated with Providence, have guaranteed (severally and not jointly) certain of Parent’s and Merger Sub’s obligations under the merger agreement, including, subject to certain limitations as set forth in the limited guarantee, (i) the aggregate consideration due to our stockholders and optionholders in connection with the merger; (ii) any liabilities or damages incurred or suffered by the company as a result of the breach by Parent or Merger Sub of any of their representations, warranties, covenants or other agreements under the merger agreement to the extent such breach or breaches result in us terminating the merger agreement pursuant to Section 7.01(h) of the merger agreement; and (iii) Parent’s and Merger Sub’s obligations pursuant to Section 9.09 of the merger agreement to perform specifically the terms and provisions of the merger agreement, to the extent specific performance is found in a judicial determination (or settlement tantamount thereto) to be required pursuant to the terms and conditions of, and subject to the limitations set forth in, the merger agreement.

Specific Performance

Virtual Radiologic, Parent and Merger Sub are each entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other legal or equitable remedy to which they are entitled, subject to the limitations and requirements set forth in the merger agreement.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, Virtual Radiologic, Parent and Merger Sub have agreed to take the following actions:

•	to consult with the other parties to the merger agreement in the preparation and dissemination of any public announcements relating to the merger; and

•	to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement.

Virtual Radiologic Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, we have agreed to take the following actions:

•	to file a preliminary proxy statement within 15 days of signing the merger agreement;

•	to provide Parent and it agents and representatives access to certain information and personnel; and

•	to use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of our or our subsidiaries’ material agreements, contracts, licenses or leases in connection with the merger.

Parent and Merger Sub Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, Parent and Merger Sub have agreed to take, or refrain from taking, the following actions:

•	for a period of at least one year after the effective time of the merger, to maintain or cause to be maintained compensation arrangements and employee benefit plans that are no less favorable than those provided to similarly situated employees of Parent;

•	to provide our employees who continue as employees following the merger and who become eligible to participate in pensions, welfare plans, compensation arrangements, or other material employee benefit plans with credit for prior service, a waiver of exclusions for pre-existing conditions, a waiver of any waiting period, and credit for any prior co-payments and deductibles; and

•	not to acquire, directly or indirectly, any beneficial interest in shares of our common stock, except as contemplated in connection with the merger.

Conditions to the Merger

Conditions of Virtual Radiologic, Parent and Merger Sub

The obligations of each party to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	approval and adoption of the merger agreement by the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock;

•	expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act; and

•	absence of any statute, rule, order, decree or regulation, or any action taken, by any governmental entity of competent jurisdiction that prohibits the merger.

Conditions of Virtual Radiologic

The obligations of Virtual Radiologic to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and immediately before the effective time of the merger, subject to the material adverse effect standard contained in the merger agreement; and

•	Parent and Merger Sub must have performed in all material respects all of their obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

Conditions of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	certain fundamental representations and warranties of Virtual Radiologic being true in correct in all respects and the other representations and warranties of Virtual Radiologic set forth in the merger agreement being true and correct as of the date of the merger agreement and immediately before the effective time of the merger, subject to the material adverse effect standard contained in the merger agreement;

•	we must have performed in all material respects all of our obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger; and

•	since December 31, 2009, there must be no condition, circumstance, event, change, occurrence, state of facts or effect that has had or would be reasonably likely to have a material adverse effect on us.

Termination

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval and adoption of the merger agreement by our stockholders, by the mutual written consent of Virtual Radiologic and Parent.

Termination by Virtual Radiologic or Parent

Virtual Radiologic or Parent may terminate the merger agreement, without the consent of the other, in the event of any of the following:

•	any governmental entity has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the merger or making the merger illegal, and the statute, rule, order, decree, regulation or other action has become final and non-appealable, as long as the terminating party has not breached its agreement to use commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the merger;

•	our stockholders fail to approve and adopt the merger agreement by the required vote at the stockholders’ meeting or by written consent, except that we are not entitled to terminate the merger agreement if our stockholders fail to approve and adopt the merger agreement and we have breached in any material respect any of our obligations under the merger agreement relating to solicitation of third party acquisition proposals, recommendations to stockholders, efforts to consummate the merger, or the stockholders’ vote; or

•	the merger has not been consummated prior to November 30, 2010, provided that this right to terminate is not available to a party whose material breach of the merger agreement is the cause of, or resulted in, the failure of the merger to have been consummated on or before that date.

Termination by Parent

Parent may terminate the merger agreement, without our consent, in the event of any of the following:

•	our Board of Directors or any committee of our board makes a company adverse recommendation change;

•	we knowingly and materially breach our non-solicitation covenants with respect to alternative acquisition proposals or covenants related to the stockholders’ vote; or

•	if there shall have been any breach of any representation or warranty, or any such representation or warranty of Virtual Radiologic shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of Virtual Radiologic, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by Virtual Radiologic of written notice from Parent.

Termination by Virtual Radiologic

We may terminate the merger agreement if there shall have been any breach of any representation or warranty of Parent or Merger Sub, or any such representation or warranty of Parent or Merger Sub shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of Parent or the Merger Sub, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by Parent of written notice from us. In addition, we may terminate the merger agreement to accept a superior proposal so long as we have complied in all material respects with the requirements in the merger agreement relating to third party acquisition proposals, as described above under the caption “Acquisition Proposals by Third Parties,” and have paid the termination fee described below.

Effect of Termination

If the merger agreement is terminated as described above, no party to the agreement will have any liability or further obligation under the agreement except with respect to:

•	any knowing and material breach of the agreement;

•	the sponsor guarantee, in accordance with its terms;

•	the requirement to comply with the separate confidentiality agreement between Virtual Radiologic and Parent and certain other provisions of the merger agreement; and

•	the obligation, if applicable, to pay the termination fee and expense reimbursement described below.

Termination Fee and Expenses

We are obligated to pay Parent a termination fee of $9.0 million if we terminate the merger agreement in order to accept a superior acquisition proposal. We also are obligated to pay Parent a termination fee of $9.0 million if any of the following occur and within one year after termination of the merger agreement we consummate a third party acquisition or enter into an agreement with respect to an acquisition by a third party:

•	the merger agreement is terminated because our stockholders fail to approve and adopt the merger agreement;

•	the merger agreement is terminated by Parent because (i) our Board of Directors makes a recommendation change or (ii) we solicit, initiate or encourage a third party acquisition proposal in violation of the merger agreement;

•	the merger agreement is terminated because the merger has not been consummated prior to November 30, 2010; or

•	the merger agreement is terminated by Parent because there has been any breach of any representation or warranty of Virtual Radiologic, or any such representation or warranty of Virtual Radiologic shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of Virtual Radiologic, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by Virtual Radiologic of written notice from Parent.

We are obligated to reimburse Parent for up to $2.4 million of its documented, out-of-pocket expenses in the event that the merger agreement is terminated because our stockholders fail to approve and adopt the merger agreement or because the merger agreement is terminated by Parent because we have breached any representation or warranty, or any such representation or warranty of shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of ours, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from Parent.

Amendment and Waiver

The merger agreement may be amended by the parties at any time before or after approval and adoption by our stockholders of the matters presented in connection with the merger by an instrument signed by each party. However, after approval and adoption by our stockholders of the matters presented in connection with the merger, no amendment may be made without the approval and adoption of our stockholders if such approval and adoption would be required by law.

Voting and Proxy Agreements

Eduard Michel, M.D., Ph.D., a director and the Chief Medical Officer of Virtual Radiologic, and the Generation Funds each entered into a voting and proxy agreement pursuant to which Dr. Michel and the Generation Funds agreed to vote in favor of or execute a written consent for the approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement, and to vote against, among other things, any other acquisition proposals. Further, Dr. Michel and the Generation Funds irrevocably appointed Parent as their respective agent, attorney and proxy to vote their shares as set forth above. In addition, Dr. Michel and the Generation Funds each agreed not to directly or indirectly transfer their respective shares of our common stock during the term of the voting and proxy agreements, subject to certain exceptions. Dr. Michel and the Generation Funds collectively held approximately 31.3% of our total shares outstanding as of the date of the voting agreements. Further, the voting and proxy agreements contain a “no-shop” restriction on the ability of Dr. Michel and the Generation Funds to solicit alternative acquisition proposals from, provide information to, or and engage in discussions with, third parties.

Generation Capital Partners VRC LP and Generation Capital Partners II LP subsequently transferred all of their shares of our common stock to certain affiliates of the Generation Funds that have entered into an amended and restated voting and proxy agreement pursuant to which they have agreed to be subject to all of the terms of the voting and proxy agreement with the Generation Funds. All references to the Generation Funds in this proxy statement include these parties and all references to the voting and proxy agreement with the Generation Funds are to the agreement as amended and restated.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the Nasdaq Global Market under the symbol “VRAD.” The following table shows, for the periods indicated, the reported high and low closing sale prices per share of our common stock on the Nasdaq Global Market:

Fiscal Year Ended December 31, 2008	High	Low

First Quarter	$19.10	$14.48
Second Quarter	$17.90	$10.10
Third Quarter	$15.98	$7.79
Fourth Quarter	$9.27	$5.97

Fiscal Year Ended December 31, 2009	High	Low

First Quarter	$9.01	$5.18
Second Quarter	$9.75	$6.16
Third Quarter	$13.03	$9.39
Fourth Quarter	$13.81	$10.75

Fiscal Year Ended December 31, 2010	High	Low

First Quarter	$13.00	$9.91
Second Quarter (through June 4, 2010)	$16.95	$10.95

On May 14, 2010, the last full day of trading prior to the announcement of the execution of the merger agreement, the reported closing price on Nasdaq for our common stock was $12.99 per share. On June 4, 2010, the record date of the special meeting, the reported closing price on Nasdaq for our common stock was $16.88 per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger. As of June 4, 2010, there were 16,359,359 shares of our common stock held and approximately 76 stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to readily estimate the total number of stockholders represented by these record holders.

Except for a one-time special dividend paid in 2007, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings to fund the operation, development and expansion of our business and we do not expect to pay any dividends in the foreseeable future. Under the terms of the merger agreement, we are not permitted to declare or pay dividends without Parent’s prior consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information regarding the beneficial ownership of our common stock as of June 4, 2010 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or conversion of convertible notes that are either immediately exercisable or convertible or exercisable or convertible within 60 days of June 4, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and dispositive authority with respect to all shares shown as beneficially owned by them.

The number of shares owned and percentage of ownership in the following table is based on 16,359,359 shares of common stock outstanding on June 4, 2010.

Except as otherwise indicated below, the address for each stockholder listed below is c/o Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned	Shares

5% or More Stockholders:(1)
Generation Funds(2)	4,130,700	25.3%
Sean O. Casey, M.D.(3)	3,737,018	22.8%
Royce & Associates, LLC(4)	824,956	5.0%
Directors and Executive Officers:
Robert C. Kill(5)	299,111	1.8%
Leonard C. Purkis(6)	144,550	*
Richard W. Jennings(7)	162,550	1.0%
Eduard Michel, M.D., Ph.D(8)	998,359	6.1%
Michael J. Kolar(9)	49,383	*
Nabil N. El-Hage(10)	36,908	*
Andrew P. Hertzmark(11)	35,658	*
Mark E. Jennings(12)	4,166,358	25.5%
Richard J. Nigon(10)	36,908	*
David L. Schlotterbeck(13)	22,166	*
Brian F. Sullivan(14)	21,732	*
Kevin H. Roche(14)	12,166	*
All directors and executive officers as a group (12 persons)(15)	5,985,849	36.6%

*	Less than one percent

(1)	Eduard Michel, M.D., Ph.D. also holds greater than five percent of our outstanding shares of common stock.

(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Generation Capital Partners II LP, Generation Capital Partners VRC LP, and Generation Members’ Fund II LP (collectively referred to as the “Generation Funds”), beneficially own 2,708,686, 1,156,914 and 265,100 shares, respectively. Mark E. Jennings and John Hawkins each may be deemed to control each of the Generation Funds and therefore may be deemed to beneficially own all 4,130,700 shares collectively owned by the Generation Funds. Each of these individuals disclaims beneficial ownership of all shares of our common stock that the Generation Funds may be deemed to beneficially own. The address of Generation Funds is One Greenwich Office Park Greenwich, CT 06831.

(3)	Based upon a Form 4 filed with the SEC on May 12, 2010. Includes options exercisable for 100,000 shares of common stock within 60 days of June 4, 2010 and 378,415 shares that are held by trusts for the benefit of Dr. Casey’s children. Dr. Casey’s address, as indicated in his Form 4, is 121 S. 8th Street, Suite 800, Minneapolis, MN, 55402.

(4)	Based upon a Schedule 13G filed on January 26, 2010. The address of Royce & Associates LLC as indicated in the Schedule 13G is 745 Fifth Avenue, New York, NY, 10151.

(5)	Includes options exercisable for 187,500 shares of common stock within 60 days of June 4, 2010 and 91,611 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants.

(6)	Includes options exercisable for 89,375 shares of common stock within 60 days of June 4, 2010 and 44,425 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants, and 7,000 shares held by a trust for the benefit of Mr. Purkis’ wife.

(7)	Includes options exercisable for 114,375 shares of common stock within 60 days of June 4, 2010 and 44,425 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants.

(8)	Includes options exercisable for 16,667 shares of common stock within 60 days of June 4, 2010 and 100,000 shares that are held by a trust for the benefit of Dr. Michel’s children.

(9)	Consists of options exercisable for 20,000 shares of common stock within 60 days of June 4, 2010 and 29,383 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(10)	Includes options exercisable for 31,250 shares of common stock within 60 days of June 4, 2010 and 2,166 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(11)	Includes options exercisable for 30,000 shares of common stock within 60 days of June 4, 2010 and 2,166 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(12)	Includes options exercisable for 30,000 shares of common stock exercisable within 60 days of June 4, 2010 and 2,166 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant, and 4,130,700 shares of common stock beneficially owned by the Generation Funds. Mr. Jennings disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by the Generation Funds.

(13)	Includes options exercisable for 20,000 shares of common stock within 60 days of June 4, 2010 and 2,166 shares subject to transferability restrictions and potential forfeiture under the terms of a restricted stock grant.

(14)	Includes options exercisable for 10,000 shares of common stock within 60 days of June 4, 2010 and 2,166 shares subject to transferability restrictions and potential forfeiture under the terms of the restricted stock grant.

(15)	Includes options exercisable for 590,417 shares of common stock within 60 days of June 4, 2010 and 225,006 shares subject to transferability restrictions and potential forfeiture under the terms of restricted stock grants. Also includes the 4,130,700 shares of common stock beneficially owned by the Generation Funds, as to which Mr. Jennings disclaims beneficial ownership.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,
IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve and adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve and adopt the merger agreement. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against approval and adoption of the merger agreement.

The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of this proposal. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of this proposal.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

As required by Article II, Section 2 of our Amended and Restated Bylaws, as amended, no business shall be transacted and no corporate action shall be taken at the special meeting other than that stated in this notice.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings, and any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below. Subject to consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, in order for a stockholder proposal to be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices no later than the close of business on December 10, 2010. Any stockholder proposals intended to be presented in our proxy materials must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at the 2011 Annual Meeting must be given in writing to our secretary at our corporate headquarters, and must be received not later than March 14, 2011 and no earlier than February 12, 2011. The proposal must contain specific information required by Article II, Section 4 of our Amended and Restated Bylaws, a copy of which may be obtained by writing to our secretary or accessing our public filings with the SEC at www.sec.gov. If a proposal is not timely and properly made in accordance with all necessary procedures, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may vote on such matter in their discretion.

Our Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors from stockholders who are eligible to vote for the election of directors. In accordance with our Amended and Restated Bylaws, stockholders of record may separately propose nominees for consideration by our Nominating and Corporate Governance Committee only after providing timely written notice to our secretary. In order to be timely for the 2011 Annual Meeting, the notice must be received at our corporate headquarters no later than February 12, 2011, and no earlier than January 13, 2011. The notice must set forth, among other things, (i) as to each nominee for election as a director, all information relating to such nominee that would be required to be disclosed in solicitations of proxies for election of directors, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on our stock transfer books, and of such beneficial owner and (b) the class, series and number of shares of our Company which are owned beneficially and of record by such stockholder and such beneficial owner.

HOUSEHOLDING

The SEC rules governing delivery of certain corporate documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This “householding” of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement to each address, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy was delivered. For copies of this proxy statement, stockholders should write to Investor Relations, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, MN 55344, (952)-595-1100.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed with the SEC. This web site can be accessed at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

1. Our Annual Report on Form 10-K for the year ended December 31, 2009;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

3. Our Current Report on Form 8-K filed with the SEC on May 17, 2010.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

Documents incorporated by reference, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement) are available without charge to stockholders upon written or oral request to Investor Relations, Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, MN 55344 or by phone at (952)-595-1100.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated June 18, 2010. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among
VIKING HOLDINGS LLC,
VIKING ACQUISITION CORPORATION
and
VIRTUAL RADIOLOGIC CORPORATION
May 16, 2010

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2010, is by and among Viking Holdings LLC, a Delaware limited liability company (“Parent”), Viking Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Virtual Radiologic Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is advisable, fair and in the best interests of the Stockholders, (ii) adopted and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the Stockholders adopt this Agreement;

WHEREAS, the Board of Managers of Parent, as the sole stockholder of Merger Sub, and Board of Directors of Merger Sub, have adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition of the Company entering into this Agreement; Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. (together, the “Guarantors”) are entering into a guarantee in favor of the Company (the “Guarantee”) pursuant to which the Guarantors are guaranteeing certain of the obligations of Parent and Merger Sub under this Agreement as set forth in the Guarantee;

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement, certain Stockholders have entered into a Voting Agreement with the Parent and Merger Sub (the “Voting Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.02  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Minneapolis, Minnesota time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII, Suite 3300, 45 South Seventh Street, Minneapolis, Minnesota 55402, unless another place is agreed to in writing by the parties hereto. For the purposes of this Agreement, “Business Day” shall mean each day other than a Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required by Law to close.

Section 1.03  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall prepare and execute a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and the Surviving Corporation shall file the same with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 1.04  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 1.05  Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated in the Merger to conform in their entirety to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references to “Merger Sub” in the bylaws of the Surviving Corporation shall be changed to refer to “Virtual Radiologic Corporation”) and as set forth in Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06  Directors.  The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and the bylaws.

Section 1.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and the bylaws.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Parent and Merger Sub Owned Company Common Stock; Treasury Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent or by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including, however, those shares of Company Common Stock canceled pursuant to Section 2.01(a) and Dissenting Shares) shall be converted into and become the right to receive an amount in cash, without interest, equal to $17.25 (the “Merger Consideration”). All shares of Company Common Stock that have been converted in the Merger into the right to receive the Merger Consideration shall be automatically canceled and shall cease to exist, and the holders of Certificates which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration in accordance with Section 2.02 of this Agreement.

(c) Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(d) Stock Options and Restricted Stock.

(i) As of the Effective Time, each Company Stock Option shall be accelerated in full so that it becomes fully vested as of the Effective Time and shall without any action on the part of any holder of any Company Stock Option (an “Optionholder”) be canceled and the Optionholder will receive as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (B) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (collectively, the “Option Consideration”). (For the avoidance of doubt, each Company Stock Option with an exercise price at or above the Merger Consideration shall be canceled without any right to receive any consideration therefor.) The Option Consideration shall be reduced by any withholding or other Taxes that may be due as a result of the transactions contemplated by this Section 2.01.

(ii) As of the Effective Time, the restrictions on each restricted share of Company Common Stock (collectively, the “Company Restricted Stock”) granted and then outstanding under the Company Stock Plans shall, without any action on the part of the holder thereof, lapse immediately prior to the Effective Time, and each such share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights, including the right to receive the Merger Consideration, and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions.

(iii) The Board of Directors of the Company (the “Company Board”) or compensation committee of the Company Board shall make such amendments and adjustments to make such determinations with respect to, and cause to be taken such actions with respect to, the Company Stock Options and Company Restricted Stock as are necessary and legally permissible to implement the provisions of this Section 2.01.

Section 2.02  Payment Procedures.

(a) Parent to Make Merger Consideration and Option Consideration Available.  Prior to the Effective Time, Parent shall (i) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of (x) the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidence shares of Company Common Stock (each a “Certificate”) and (y) Optionholders, an amount in cash sufficient to pay the aggregate Merger Consideration and the aggregate Option Consideration (collectively, the “Aggregate Consideration”), and (ii) instruct the Paying Agent to timely pay the Aggregate Consideration in accordance with this Agreement. The Aggregate Consideration deposited with the Paying Agent pursuant to this Section 2.02 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not (a) delay the receipt by the holders of record of the Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder, or (b) delay the receipt by the Optionholders of the Option Consideration or otherwise impair such holders’ rights hereunder. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Corporation. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Common Stock and Company Stock Options and (ii) applied promptly to making the payments provided for in Section 2.01. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) No Further Ownership Rights in Company Common Stock or Company Stock Options; Transfer Books.  The Merger Consideration and the Option Consideration paid by the Paying Agent in accordance with the terms of this Section 2.02 upon conversion of any shares of Company Common Stock (including the Company Restricted Stock) or Company Stock Options, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Stock Option, as applicable, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Company Stock Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in Section 2.03.

Section 2.03  Exchange of Shares; Cancellation of Options.

(a) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such former holder has the right to receive pursuant to the provisions of Section 2.01, in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 2.03, and the Certificate so surrendered shall forthwith be canceled.

(b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance of any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall provide notice to each Optionholder which includes (i) a description of the treatment of the Company Stock Options in accordance with Section 2.01(d) and (ii) payment of the Option Consideration that such Person has the right to receive pursuant to the provisions of Section 2.01(d) in respect of such Optionholder’s Company Stock Options.

(d) Any portion of the Exchange Fund that remains unclaimed by the Stockholders or Optionholders for one (1) year after the Effective Time shall be paid, at the request of Parent, to Parent. Any Stockholder or Optionholder who has not theretofore complied with this Section 2.03 or, with respect to the Optionholders, has not received their Option Consideration, shall thereafter look only to Parent for payment of the Merger Consideration or Option Consideration payable in respect of each share of Company Common Stock or Company Stock Option held by such Person at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former Stockholder or Optionholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary (such amount, however, not to exceed 20% of the Merger Consideration that the Person is entitled to receive in respect of such lost, stolen or destroyed Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f) Parent, Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Stock Options such amounts as Parent, or any Affiliate thereof, Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent, Surviving Corporation or the Paying Agent, (i) Parent, Surviving Corporation or the Paying Agent will promptly pay such withheld amounts to the appropriate taxing authority, and (ii) such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Stockholder or Optionholder in respect of whom such deduction and withholding were made by Parent, Surviving Corporation or the Paying Agent.

Section 2.04  Adjustments to Prevent Dilution.  Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.05  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who are entitled to demand and shall have demanded properly in writing appraisal for such shares in accordance, and who comply in all respect with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration set forth in Section 2.01. Such Stockholders shall be entitled to receive only the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Stockholders shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL. If any holder of Dissenting Shares shall have failed to perfect or shall have withdrawn or lost his, her, or its rights to appraisal of such shares under Section 262 of the DGCL, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration specified in Section 2.01, without any interest thereon, upon surrender, in the manner provided in Section 2.03, of the Certificate or Certificates that formerly evidenced such Dissenting Shares and the Surviving Corporation and Parent shall remain liable for the payment of the Merger Consideration for such shares of Company Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto except the rights provided in Section 262 of the DGCL as described in this Section 2.05.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) other than with respect to the representations and warranties in Section 3.02 (Capitalization), in reasonable detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”) required by the Securities Act or the Exchange Act made between December 31, 2008 and the date hereof (excluding any disclosure set forth therein under the heading “Risk Factors” (other than factual information contained therein), any disclosures in any section related to forward-looking statement to the extent that they are primarily predictive, cautionary or forward looking in nature (other than factual information contained therein), or any statements in Management’s Discussion and Analysis) or (b) in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01  Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Company, its Subsidiaries and the Affiliated Medical Practices taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company, its Subsidiaries or the Affiliated Medical Practices relating to or arising in connection with (A) the negotiation, execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions expressly required to be taken in compliance herewith or otherwise with the written consent of the other party hereto, including the impact thereof on the relationships of the Company, any of its Subsidiaries or any of the Affiliated Medical Practices with customers, vendors, licensors, consultants, employees or independent contractors or other third parties with whom the Company, any of its Subsidiaries or any of the Affiliated Medical Practices has any relationship and including any litigation brought by any Stockholder in connection with the transactions contemplated hereby, (B) any change in the market price or trading volume of the Company’s securities or any effect resulting from any such change, (but not, in each case, the underlying cause of such change or effect), (C) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (but not, in each case, the underlying cause of such change or effect), (D) any change in federal, state, non-U.S. or local Law, regulations, policies or procedures, or interpretations thereof, (E) any change in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company, its Subsidiaries or the Affiliated Medical Practices operate, (F) changes generally affecting the industries in which the Company, its Subsidiaries or the Affiliated Medical Practices operate, (G) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (H) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane, earthquake or other natural disaster, except to the extent such effects relating to or arising in connection with matters described in (x) clauses (D) and (F) above disproportionately affect the teleradiology industry, as compared to other companies that conduct business in the healthcare industry and (y) clauses (E), (G) and (H) above disproportionately affect the Company, its Subsidiaries, and Affiliated Medical Practices, taken as a whole, as compared to other companies that conduct business in the industries in which the Company, its Subsidiaries and Affiliated Medical Practices conduct business.

(b) The copies of the certificate of incorporation and bylaws of the Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of the Company and each of the Affiliated Medical Practices (i) is duly organized and validly existing as a corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or non-U.S.) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, and (iii) has all requisite corporate or other organizational power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(d) The minute books of the Company and each of its Subsidiaries and the Affiliated Medical Practices previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2008 of their respective stockholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

Section 3.02  Capitalization.

(a) The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Company Common Stock and Six Million Three Hundred Seventy Thousand (6,370,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on May 13, 2010 (the “Capitalization Date”), there were Sixteen Million Three Hundred Twenty-Six Thousand Six Hundred and Nine (16,326,609) shares of Company Common Stock outstanding (including shares of Company Restricted Stock) and no shares of Company Preferred Stock Outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except as set forth in Section 3.02(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 3.02(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 3.02(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), and (iii) as set forth elsewhere in this Section 3.02(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Common Stock (including any rights plan or agreement). Section 3.02(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option and each share of Company Restricted Stock granted under the Company Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Company Stock Option. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 3.02(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Company Stock Plans or otherwise.

(b) Section 3.02(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Section 3.02(c) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock or membership interests, as applicable, for each of the Affiliated Medical Practices and the record and beneficial owners of such capital stock and membership interests.

Section 3.03  Authority; No Violation.

(a) The Company has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has (i) determined that this Agreement and the Merger are in the best interests of the Company and the Stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) subject to Section 5.10, recommended that the Stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Stockholders at the Company Stockholder Meeting. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting or by written consent of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or the Affiliated Medical Practices or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries, any of the Affiliated Medical Practices or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company, any of its Subsidiaries or any of its Affiliated Medical Practices under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or any of its Affiliated Medical Practices is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.04  Consents and Approvals.  No consents or approvals of, or filings or registrations with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the HSR Act, (b) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholder Meeting (the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (c) any filings required by the rules and regulations of the Nasdaq Stock

Market (d) the filing of the Certificate of Merger in accordance with the DGCL, and (e) consents or approvals of, or filings or registrations with, Governmental Entities or third Persons, the failure of which to be obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05  SEC Filings.  The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2008 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.06  Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company, its Subsidiaries and the Affiliated Medical Practices for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company, its Subsidiaries and the Affiliated Medical Practices have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) The records, systems, controls, data and information of the Company, its Subsidiaries and the Affiliated Medical Practices are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or the Affiliated Medical Practices or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.06(b). The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries and the Affiliated Medical Practices, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.07  Broker’s Fees.  Except for the Company’s engagement of Goldman Sachs & Co., neither the Company, any of its Subsidiaries nor any of the Affiliated Medical Practices has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.08  Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.08(a) of the Company Disclosure Schedule, since January 1, 2010, no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule or as contemplated by this Agreement or permitted under Section 5.03, since January 1, 2010, the Company, its Subsidiaries and the Affiliated Medical Practices have carried on their respective businesses in all material respects in the Ordinary Course of Business.

Section 3.09  Legal Proceedings.

(a) As of the date of this Agreement, none of the Company, its Subsidiaries or the Affiliated Medical Practices is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company, any of its Subsidiaries or any of the Affiliated Medical Practices that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 3.09(a) of the Company Disclosure Schedule, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company, its Subsidiaries or the Affiliated Medical Practices. The directors and executive officers of the Company listed in Section 3.09(a) of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.

(b) As of the date of this Agreement, except as set forth in Section 3.09(b) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries, any of the Affiliated Medical Practices or any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries, any of the Affiliated Medical Practices or their respective assets which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10  Taxes.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule: (i) each of the Company, its Subsidiaries and the Affiliated Medical Practices has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, (B) timely paid in full all material amounts of Taxes due and owing (whether or not shown on any Tax Return) except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP, and (C) made adequate provision in its financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company, any of its Subsidiaries or any of the Affiliated Medical Practices which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon any of the assets of the Company, its Subsidiaries or the Affiliated Medical Practices except for statutory liens for current Taxes not yet due, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest financial statements in accordance with GAAP.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or the Affiliated Medical Practices (i) is or has ever been a member of an “affiliated group” (other than, with respect to the Company, a group the common parent of which is the Company) filing an affiliated, consolidated, combined or unitary Tax Return, or (ii) has any liability for Taxes of any Person (other than, with respect to, the Company, and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(c) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any of its Subsidiaries or the Affiliated Medical Practices.

(d) None of the Company, its Subsidiaries or the Affiliated Medical Practices has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary and Affiliated Medical Practice have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate, or for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries or the Affiliated Medical Practices (i) has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired; (ii) is a party to any Tax allocation or sharing agreement; (iii) has engaged in any listed transaction described in Treasury Regulation section 1.6011-4(b)(2); or (iv) has received written notice from a Governmental Entity in a jurisdiction where the Company, any of its Subsidiaries or the Affiliated Medical Practices do not file Tax Returns claiming that the Company, any of its Subsidiaries or the Affiliated Medical Practices is or may be subject to taxation by that jurisdiction.

(g) As used herein, “Taxes” shall mean all taxes, charges, levies, fees or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest, penalties or additions to tax attributable thereto.

(h) As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list or description of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored, maintained or contributed to as of the date of this Agreement by the Company or any of its Subsidiaries or the Affiliated Medical Practices (collectively, the “Company Benefit Plans”).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company has previously provided or made available to Parent true and complete copies of each of the Company Benefit Plans and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Benefit Plan, (ii) the most recent determination letter from the IRS for each Company Benefit Plan, (iii) any summary plan description by the Company, its Subsidiaries or the Affiliated Medical Practices concerning the extent of the benefits provided under a Company Benefit Plan, (iv) any related trust agreement or other funding instrument, and (v) the most recent Form 5500, including the attached schedules, required to have been filed with the IRS.

(c) Neither the Company nor any Person treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) None of the Company, its Subsidiaries or Affiliated Medical Practices is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to imposition of any excise tax or the payment of any amount that would not be deductible by reason of Section 280G of the Code. Except (i) as set forth in Section 3.11(g) of the Company Disclosure Schedule or (ii) as would not result in any Taxes or other liabilities to the Company, its Subsidiaries or any employees of the Company or its Subsidiaries in excess of $100,000, the consummation of the transactions contemplated by this Agreement will not by itself (x) result in any payment of severance or other compensation becoming due to any current or former employee or independent contractor, (y) increase any benefits under any Company Benefit Plan, or (z) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Benefit Plan.

Section 3.12  Compliance with Applicable Law; Permits.

(a) None of the Company, its Subsidiaries or the Affiliated Medical Practices is in violation of, or has violated, any applicable provisions of any applicable Law or requirements of any Governmental Entity, except for any such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company, its Subsidiaries and the Affiliated Medical Practices holds all permits, licenses, approvals, authorization, registrations, franchises, certificates, notifications, exemptions and other authorizations from all Governmental Entities (“Permits”) required to operate and to carry on its business as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Permits are in all material respects, in full force and effect and since January 1, 2008, none of the Company, its Subsidiaries or the Affiliated Medical Practices has received any written notice from any Governmental Entity asserting that the Company or any of its Subsidiaries or the Affiliated Medical Practices is not in material compliance with any Law or material Permit or threatening to suspend, revoke, revise, limit or terminate any material Permit held by the Company or any of its Subsidiaries or the Affiliated Medical Practices.

(c) Except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, each of the physicians who provides radiology services for the Company or any of its Subsidiaries or the Affiliated Medical Practices (i) is, solely with respect to providing radiology services for the Company or any of its Subsidiaries or the Affiliated Medical Practices, licensed to practice medicine in each of the states in which (1) such physician practices medicine and (2) the patients for which such physician provides radiology interpretations received imaging services, (ii) has, solely with respect to providing radiology services for the Company or any of its Subsidiaries or the Affiliated Medical Practices, obtained medical staff privileges at any hospitals at which such physician provides radiology interpretations, and (iii) to the Knowledge of the Company, is not now or has never been during the time such physician has performed radiology services for the Company or any of its Subsidiaries or the Affiliated Medical Practices, excluded by any Federal Health Care Program.

(d) Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Sections 3.05 or 3.06 or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

Section 3.13  Certain Contracts.

(a) Except for this Agreement, the Company Benefit Plans and as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company, its Subsidiaries or the Affiliated Medical Practices is a party to nor is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restricts the rights of the Company, its Subsidiaries or the Affiliated Medical Practices to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company, its Subsidiaries or the Affiliated Medical Practices to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of Indebtedness in the principal amount of $100,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, its Subsidiaries or the Affiliated Medical Practices, or (vi) which involves the purchase or sale of assets with an aggregate purchase price of $100,000 or more. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and none of the Company, its Subsidiaries or the Affiliated Medical Practices has received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available all contracts which involved payments by the Company, its Subsidiaries or the Affiliated Medical Practices in fiscal year 2009 of more than $100,000 or which could reasonably be expected to involve such payments during fiscal year 2010 of more than $100,000, other than any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $50,000, or other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.03.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company, its Subsidiaries and the Affiliated Medical Practices, as applicable, and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) each of the Company, its Subsidiaries and the Affiliated Medical Practices has performed all material obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company, its Subsidiaries or the Affiliated Medical Practices under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14  Undisclosed Liabilities.  Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, (b) liabilities incurred since March 31, 2010 in the Ordinary Course of Business, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (i) disclosed in the Company Disclosure Schedule or (ii) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor any of the Affiliated Medical Practices has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.

Section 3.15  Anti-Takeover Provisions.  To the Knowledge of the Company and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties contained in Section 4.11 below, no Takeover Statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement.

Section 3.16  Company Information.  The information relating to the Company, its Subsidiaries or the Affiliated Medical Practices to be included in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

Section 3.17  Title to Property.

(a) Real Property.  None of the Company, its Subsidiaries nor the Affiliated Medical Practices owns, or has ever owned, any real property.

(b) Personal Property.  The Company, its Subsidiaries and the Affiliated Medical Practices have good, valid and marketable title to all tangible personal property owned by it on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company, its Subsidiaries and the Affiliated Medical Practices which is leased rather than owned, neither the Company nor any Subsidiary or Affiliated Medical Practice is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Leased Property.  All leases of real property and all other leases material to the Company, its Subsidiaries and the Affiliated Medical Practices under which the Company, a Subsidiary or Affiliated Medical Practice, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or Affiliated Medical Practice or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary or Affiliated Medical Practice quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 3.17 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the Ordinary Course of Business or (vii) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Insurance.  The Company, its Subsidiaries and the Affiliated Medical Practices are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries and the Affiliated Medical Practices are in compliance with its insurance policies and is not in default under any of the terms thereof, except for any such non-

compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.

Section 3.19  Environmental Liability.  Except in each case as would not have a Company Material Adverse Effect:

(a) The operations of the Company, its Subsidiaries and the Affiliated Medical Practices are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate their respective businesses (“Environmental Permits”);

(b) The Company, its Subsidiaries and the Affiliated Medical Practices are not subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company, its Subsidiaries or the Affiliated Medical Practices may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law; and

(c) There are no pending or, to the Knowledge of the Company, threatened investigations of the businesses of the Company, its Subsidiaries or the Affiliated Medical Practices or any currently or, to the Knowledge of the Company, previously owned or leased property of the Company, its Subsidiaries or the Affiliated Medical Practices under Environmental Laws, which would reasonably be expected to result in the Company, its Subsidiaries or the Affiliated Medical Practices incurring any material liability pursuant to any Environmental Law.

Section 3.20  Intellectual Property.  The Company, its Subsidiaries and the Affiliated Medical Practices own, or have rights to use, all inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, trade secrets and other similar rights that are used in the conduct of their respective businesses as currently operated which the failure to so have would have or reasonably be expected to result in a Company Material Adverse Effect (collectively, the “Intellectual Property Rights”). Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s, its Subsidiaries’ and the Affiliated Medical Practices’ material Intellectual Property Rights. The Intellectual Property Rights have not expired or terminated, nor are they expected to expire or terminate, within three (3) years from the date of this Agreement. None of the Company, its Subsidiaries or the Affiliated Medical Practices has received written notice that any Intellectual Property Right used by the Company, its Subsidiaries or the Affiliated Medical Practices violates or infringes upon the rights of any third Person. To the Knowledge of the Company, the Intellectual Property Rights do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third Person, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of the Company, being threatened against, the Company, any of its Subsidiaries or the Affiliated Medical Practices or any of the Intellectual Property Rights. To the Knowledge of the Company, there is no infringement by another Person of any of its Intellectual Property Rights and none of its Intellectual Property Rights are unenforceable. The Company, its Subsidiaries and the Affiliated Medical Practices have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Rights.

Section 3.21  Labor Matters.

(a) None of the Company’s or its Subsidiaries’ employees is covered by a collective bargaining agreement and, to the Knowledge of the Company, there is no union or other organization seeking or claiming to represent any such employees.

(b) There is no labor dispute, strike, work stoppage or lockout, or, to the Company’s Knowledge, threat thereof, by or with respect to any of the Company’s or its Subsidiaries’ employees.

(c) The Company and its Subsidiaries have not engaged in any unfair labor practice, and to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or its Subsidiaries.

(d) No grievance or arbitration demand or proceeding has been filed, or to the Company’s Knowledge, is threatened against the Company or its Subsidiaries.

(e) No citation has been issued by OSHA against the Company or its Subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or its Subsidiaries has been filed or is pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries under OSHA or any other applicable Law relating to occupational safety and health.

(f) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(g) To the Company’s Knowledge, the Company and its Subsidiaries are in material compliance with all applicable laws, regulations and orders governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all regulations under such acts, except where such non-compliance would not have a Company Material Adverse Effect.

Section 3.22  Certain Business Practices.  None of the Company, its Subsidiaries, the Affiliated Medical Practices or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company, its Subsidiaries or the Affiliated Medical Practices, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 3.23  Opinion of Financial Advisor.  Goldman Sachs & Co. has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be received by the Stockholders is fair, from a financial point of view, to such Stockholders.

Section 3.24  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries, the Affiliated Medical Practices or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article III, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant as follows:

Section 4.01  Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of Parent and Merger Sub has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. The copies of the formation documents of Parent and Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its material obligations under this Agreement.

Section 4.02  Authority Relative to this Agreement.  Each of Parent and Merger Sub has all requisite right and power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent or Merger Sub of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement and the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub are and will be the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against them in accordance with their terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03  Consents and Approvals; No Violations.

(a) Except for applicable requirements of the HSR Act, and the filing of the Certificate of Merger in accordance with the DGCL, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity or third Person is necessary for (i) the execution and delivery by Parent or Merger Sub of this Agreement and the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub or (ii) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming the filings, consents and approvals referred to in Section 4.03(a) are duly obtained or made (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets.

Section 4.04  Litigation.

(a) There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Parent, threatened, that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or Merger Sub pursuant hereto, or the right of Parent and Merger Sub to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby. As used herein, “to the Knowledge of Parent” shall mean the actual knowledge of the officers of Parent or Merger Sub.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05  Brokers, Finders and Investment Bankers.  Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.06  Parent Information.  The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Proxy Statement, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.07  No Business Activities by Merger Sub.  All of the outstanding capital stock of Merger Sub is owned by Parent. Other than this Agreement, the Voting Agreement and any other agreement entered into in connection with the transactions contemplated hereby, Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 4.08  Funds.  Immediately prior to the Effective Time, Parent will have sufficient immediately available funds to enable Parent to pay in full the Aggregate Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Effective Time.

Section 4.09  Ownership of Company Common Stock; No Other Agreements.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Merger, and the Voting Agreement. Neither Parent, Merger Sub nor any of their respective Subsidiaries or any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement, except for the Voting Agreement.

Section 4.10  No Vote Required.  No approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby, other than those obtained prior to the date hereof.

Section 4.11  Solvency.  As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and all payments contemplated by this Agreement in connection with the Merger and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming (i) the accuracy as of the Effective Time in all material respects of the representations and warranties of the Company set forth in Article III (ignoring all Company Material Adverse Effect qualifiers) and (ii) any projections made available to Parent by the Company have been prepared in good faith based upon reasonable assumptions: (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries on a consolidated basis, and (ii) the amount that will be required to pay the liabilities of the Surviving Corporation and its Subsidiaries on their existing debts as such debts become absolute and matured, (b) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (c) the Surviving Corporation and its Subsidiaries on a consolidated basis will be able to pay their liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.12  Section 203 of the DGCL.  As of the date hereof, neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 4.13  Acknowledgement of Parent.  Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company, its Subsidiaries and the Affiliated Medical Practices. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement (including, without limitation, any projected financial statements, cash flow projections and other forward-looking data of the Company, its Subsidiaries and the Affiliated Medical Practices and certain business plan information of the Company, its Subsidiaries and the Affiliated Medical Practices), (b) agrees, to the fullest extent permitted by Law, that none of the Company nor any of its directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement, and (c) acknowledges that it is not aware of any representation or warranty of the Company set forth in Article III of this Agreement being untrue or inaccurate.

ARTICLE V

COVENANTS

Section 5.01  Access to Information.

(a) Prior to the Closing Date, upon reasonable notice to the Company (and, with respect to sensitive information of the Company, its Subsidiaries and the Affiliated Medical Practices with respect to their respective operations or business opportunities directly competitive with Parent or any of Parent’s Subsidiaries, upon the consent of the Company, not to be unreasonably withheld), Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company, its Subsidiaries and the Affiliated Medical Practices and such examination of the books and records of the Company, its Subsidiaries and the Affiliated Medical Practices as it reasonably requests and, at Parent’s cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company, its Subsidiaries and the Affiliated Medical Practices to cooperate with Parent and Parent’s representatives in connection with such investigation and examination, and Parent and its representatives shall cooperate with the Company, its Subsidiaries and the Affiliated Medical Practices and their respective representatives and shall use their reasonable efforts to minimize any disruption to the businesses of the Company, its Subsidiaries and the Affiliated Medical Practices. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries or the Affiliated Medical Practices shall be required to provide access to or to disclose information where such access or disclosure would (i) violate or prejudice the rights of its customers, (ii) waive the attorney-client privilege of the institution in possession or control of such information, (iii) contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the Ordinary Course of Business or (iv) be adverse to the interests of the Company, any of its Subsidiaries or any of the Affiliated Medical Practices in any pending or threatened litigation between the parties hereto over the terms of this Agreement; provided that for purposes of clauses (i), (ii) and (iii) above, the Company has used its commercially reasonable efforts to provide the requested information in a way that would not result in such violation, waiver or contravention, as applicable.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated February 10, 2010, between Parent and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.01(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

Section 5.02  Conduct of Business.  Except as set forth in Section 5.02 of the Company Disclosure Schedule or as permitted under Section 5.03 of the Company Disclosure Schedule or Section 9.15 of the Company Disclosure Schedule, from the date hereof until the Closing, the Company, its Subsidiaries and the Affiliated Medical Practices shall conduct their respective businesses in accordance with past practice and in the Ordinary Course of Business, maintain the current business organization and goodwill, use all commercially reasonable efforts to continue to retain the services of the Company’s, its Subsidiaries’ and the Affiliated Medical Practices’ present officers, employees, consultants, and independent contractors and preserve the Company’s, its Subsidiaries’ and the Affiliated Medical Practices’ goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company, its Subsidiaries and the Affiliated Medical Practices, and the Company, its Subsidiaries and the Affiliated Medical Practices shall not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein. The Company shall notify Parent promptly, but in all cases within three (3) Business Days after the Company gains Knowledge, of (a) any event or circumstance which is reasonably likely to have a Company Material Adverse Effect; (b) any material change in the normal course of business or in the operation of the assets of the Company, any of its Subsidiaries or any of the Affiliated Medical Practices, (c) the resignation or written notice of resignation or termination of any officer of the Company, any of its Subsidiaries or any of the Affiliated Medical Practices, or (d) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company, any of its Subsidiaries or any of the Affiliated Medical Practices or their respective employees or independent contractors in their capacities as such.

Section 5.03  Certain Changes or Events.  From the date hereof until the Closing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or except as set forth on Section 5.03 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries and the Affiliated Medical Practices not to:

(a) take any action to amend its certificate of incorporation or bylaws or other governing instruments;

(b) issue, sell or otherwise dispose of any of its authorized but unissued capital stock other than in connection with the exercise of a Company Option, or issue any option to acquire its capital stock, or any securities convertible into or exchangeable for its capital stock or split, combine or reclassify any shares of its capital stock, or create any phantom stock, stock appreciation rights plan or similar plan;

(c) declare or pay any dividend or make any other distribution in cash or property on any capital stock;

(d) merge or consolidate with or into any Person;

(e) sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements;

(f) create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity, except as set forth on Schedule 9.15(a);

(g) (i) create, incur or assume any Indebtedness for borrowed money or secured by real or personal property, except for trade payables incurred in the Ordinary Course of Business, (ii) grant or incur any Liens on any real or personal property that did not exist on the date hereof except in the Ordinary Course of Business, (iii) incur any liability or obligation (absolute, accrued or contingent) not covered by clause (i) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (v) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, (vi) make any commitment for any capital expenditure in excess of $500,000 in the case of any single expenditure or $1,500,000 in the case of all capital expenditures except with respect to any capitalized internal software development, (vii) enter into any contract or agreement, except those that are (x) entered into in the Ordinary Course of Business and involve an expenditure of less than $100,000 for any such contract or agreement (exclusive of any indemnification obligations under such contract or agreement for which no claims have been asserted as of the date thereof), or (y) cancelable without premium or penalty on not more than thirty (30) days’ notice, or (viii) enter into any contract, agreement or commitment related to a radiology practice alliance, strategic partnership or similar corporate development program, except in as set forth on Schedule 9.15(a);

(h) (i) increase in any manner the compensation of (including bonus), or fringe benefits of, or enter into any new, or modify any existing, bonus, severance or incentive agreement or arrangement with, any of its current or former officers, directors, management-level employees or independent contractors, or (ii) hire or fire any officers;

(i) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan or any plan, arrangement, program, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by Law or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(j) fail to perform its material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, any Company Contract (except those being contested in good faith) or enter into, assume or amend any contract or commitment that is or would be a Company Contract, except in the Ordinary Course of Business or as permitted under Section 5.03 of the Company Disclosure Schedule or Section 9.15 of the Company Disclosure Schedule;

(k) fail to maintain in full force and effect policies of insurance comparable in amount and scope to those it currently maintains;

(l) make or change any material Tax election, settle or compromise any material Tax claim or assessment, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, waive or extend the limitation period applicable to any material Tax liability or assessment (other than pursuant to extensions or time to file Tax returns obtained in the Ordinary Course of Business), enter into any closing agreement with respect to a material amount of Taxes or surrender any right to claim a refund of a material amount of Taxes; or

(m) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (l).

Section 5.04  No Control of Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s, its Subsidiaries’ or the Affiliated Medical Practices’ operations prior to the Effective Time. Prior to the Effective Time, the Company, its Subsidiaries and the Affiliated Medical Practices shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

Section 5.05  Proxy Statement; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within 15 days), (a) the Company shall prepare and file with the SEC a preliminary form of the Proxy Statement or Information Statement, as applicable, and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates, and with respect to the Company, the Affiliated Medical Practices, that is required to be included in the Proxy Statement or Information Statement, as applicable, or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or information statements, as applicable, or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or Information Statement, as applicable, or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement or Information Statement, as applicable, to be mailed to the Stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or Information Statement, as applicable, or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or Information Statement, as applicable, or the Other Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, its Subsidiaries, the Affiliated Medical Practices, Merger Sub, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Information Statement, as applicable, or the Other Filings, so that the Proxy Statement or Information Statement, as applicable, or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or Information Statement, as applicable, or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, the Affiliated Medical Practices (with respect to the Company), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with a statement, filing, notice or application made by or on behalf of Parent, its Subsidiaries or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Nothing in this Section 5.05 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 5.10 or are required to take under applicable Law.

Section 5.06  Stockholder Approval.  Subject to the other provisions of this Agreement, the Company shall take all necessary action in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold a special meeting of the Stockholders (the “Company Stockholder Meeting”), as promptly as reasonably practicable after the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement. Subject to Section 5.10, the Company Board shall recommend to the Stockholders that they adopt this Agreement (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement. Subject to Section 5.10, the Company will use commercially reasonable efforts to solicit from the Stockholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of the Stockholders required by the rules of the Nasdaq Stock Market or applicable Law to obtain such adoption. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to obtain a written consent constituting the Company Required Vote as promptly as possible after the date hereof in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company to adopt this Agreement, in lieu of holding the Company Stockholder Meeting; provided that such efforts shall not affect the covenant with respect to the Company Stockholder Meeting set forth in the first sentence of this Section 5.06.

Section 5.07  Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries and the Affiliated Medical Practices (with respect to the Company) to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by the Company, Merger Sub or Parent or any of their respective Subsidiaries or the Affiliated Medical Practices (with respect to the Company) in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall, within five (5) Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transactions contemplated hereby under the HSR Act. Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings or other such competition filings and submissions which may be required by such party for the consummation of the Merger pursuant to this Agreement.

(b) Notwithstanding any other provision of this Agreement to the contrary, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Entity or any other third Person so as to enable the parties hereto to consummate the Merger as soon as practicable, including committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of the shares of Company Common Stock, or its or the Company’s or their respective Subsidiaries’ assets, as are required to be divested or entering into such other arrangements as are required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(c) Nothing in this Section 5.07 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 5.10 or are required to take under applicable Law.

Section 5.08  Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; and (iv) honor, for a period of no less than one year following the Effective Time, in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.

(b) From and after the Effective Time until the one year anniversary of the Effective Time, and subject to the immediately following sentence, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to the Continuing Employees compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Parent; provided, however, that in no event shall such Continuing Employees’ compensation and benefit arrangements be less favorable in the aggregate than such Continuing Employees’ current compensation and benefit arrangements. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, cause the

Continuing Employees to commence participation in such Parent Plans as are provided to similarly situated employees of Parent. From and after the Effective Time until the one year anniversary of the Effective Time and unless otherwise mutually agreed to by the parties in writing, Parent and the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any of its or their employees relating to severance pay or similar benefits.

(c) The provisions of this Section 5.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.08) under or by reason of any provision of this Agreement. Nothing contained in this Section 5.08 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 5.08(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

Section 5.09  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director and/or officer of the Company or any of its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable Law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 5.09, the burden of proof shall be on Parent and the Surviving Corporation to establish that an Indemnified Party is not so entitled. As used in this Section 5.09(a), (i) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.09(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b) Without limiting any of the obligations under paragraph (a) of this Section 5.09, from and after the Effective Time, Parent and the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c) Without limiting any of the obligations under paragraph (a) of this Section 5.09, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s certificate of incorporation or bylaws or in the corresponding documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.09.

(e) As of the Effective Time, Parent, the Surviving Corporation or the Company (with the election being at Parent’s option) shall have purchased and shall maintain in full force and effect for a period of six (6) years after the Closing Date (or, if any Claim is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such Claim) a prepaid directors’ and officers’ liability insurance policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier.

(f) The provisions of this Section 5.09 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Corporation under this Section 5.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.09 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.09.

Section 5.10  No Solicitation.

(a) The Company shall, and shall cause each of its Subsidiaries, and shall cause their respective officers, directors, representatives and agents (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Company Representatives”) to, (i) immediately cease any existing discussions or negotiations, if any, with any third Person that may be ongoing with respect to any actual or potential Acquisition Proposal and (ii) with respect to parties with whom discussions have been terminated, the Company shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or Company Representatives. The Company and its Subsidiaries shall not, and shall not authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate or knowingly encourage an Acquisition Proposal, (ii) furnish or disclose to any third Person non-public information with respect to an Acquisition Proposal, (iii) negotiate or engage in discussions with any third Person with respect to an Acquisition Proposal (other than to advise such Person of the Company’s obligations under this Section 5.10) or (iv) enter into any agreement (whether or not binding) or agreement in principle with respect to, or approve or recommend, an Acquisition Proposal; provided, however, that at any time prior to obtaining approval of the Merger by the Company Required Vote (but not thereafter), in response to a bona fide written Acquisition Proposal that was not solicited by the Company or any of its Representatives and which the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may (A) furnish information with respect to the Company, its Subsidiaries and the Affiliated Medical Practices to the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives), and (B) participate in discussions or negotiations with, and provide draft documents and agreements to, the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Acquisition Proposal, if (prior to furnishing such information to, or entering into such discussions or negotiations with, such Person) the Company (1) provides reasonable prior notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (but excluding the identity of such Person), (2) provides Parent with all information to be provided to such Person which Parent has not previously been provided, and (3) receives from such Person an executed confidentiality agreement reasonably satisfactory to the Company Board and with terms substantially similar to and no less favorable to the Company, in the aggregate, than those contained in the Confidentiality Agreement.

(b) Except as set forth in this Section 5.10(b), neither the Company Board or any committee thereof shall (i) withdraw, qualify, withhold or modify, or propose to withdraw, qualify, withhold or modify, in a manner adverse to Parent, the Company Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement (whether or not binding) or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.10(a)) or (iv) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or otherwise take any action inconsistent with the Company Recommendation. Notwithstanding the foregoing, if, at any time prior to obtaining approval of the Merger by the Company Required Vote, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to do so would violate its fiduciary duties to the Stockholders under applicable Law, then the Company Board may withdraw, modify, or change in a manner adverse to Parent, the Company Recommendation (a “Company Recommendation Change”); provided, however, that if any such action is (A) not in response to a Superior Proposal, then a Company Recommendation Change may only be made if directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement but becomes known to the Company Board prior to obtaining approval of the Merger by the Company Required Vote or (B) in response to a Superior Proposal (that was not solicited in breach of this Section 5.10) as determined by the Company Board in good faith after consultation with outside counsel and its financial advisors, prior to making any Company Recommendation Change or terminating this Agreement in accordance with Section 7.01(d), the Company shall, in all such cases, provide Parent with at least three (3) Business Days advance written notice (such period, the “Notice Period”), advising Parent of its intention to make a Company Recommendation Change or to terminate the Agreement to enter into a definitive agreement with respect to a Superior Proposal, (ii) provide Parent in writing the material terms and conditions of such Superior Proposal and a copy of the relevant proposed transaction documents with the party making such Superior Proposal and other material documents (but excluding the identity of such Person) and (iii) discuss with Parent, to the extent Parent wishes to discuss, any proposed changes by Parent to the terms of this Agreement as to permit the Company not to effect a Company Recommendation or to terminate this

Agreement in response to such a Superior Proposal and following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, determines in good faith after consultation with its outside legal counsel and financial advisors that the Company Board is required to make a Company Recommendation Change in the exercise of its fiduciary duties, and if it is in connection with a Superior Proposal, the Superior Proposal remains a Superior Proposal. In the event of any material change to the material terms of such Superior Proposal (any change in price shall be deemed a material change of a material term), the Company Board shall deliver to Parent an additional notice and shall comply with this Section 5.10(b) with respect to such new notice, except that if the only material change is a change in price, then the deadline for such new written notice shall be 36 hours (rather than the three (3) Business Days otherwise contemplated by this Section 5.10(b)). None of the Company Board, any committee thereof or the Company shall enter into any binding agreement with any Person to limit or not provide prior notice to Parent of its intent to make a Company Recommendation Change or to terminate this Agreement in response to any Superior Proposal.

(c) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Stockholders if the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable securities law; provided, that, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a Company Recommendation Change.

(d) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer (including any proposal from or to the Stockholders from any person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent or its Affiliates) relating to (A) the acquisition, in any single transaction or series of related transactions, of more than twenty-five percent (25%) of the outstanding shares of capital stock or any other voting securities of the Company by any Person or group of Persons, (B) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty-five percent (25%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company) by any Person or group of Persons, (C) any other transaction which would result in a Person or group of Persons acquiring twenty-five percent (25%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise) or (D) any combination of the foregoing.

(ii) “Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) on terms which the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and consideration of all terms and conditions of such Acquisition Proposal, including the conditionality and the timing and likelihood of consummation of such Acquisition Proposal) to be more favorable to the holders of Company Common Stock, including from a financial point of view, than those set forth in this Agreement or the terms of any other proposal or revised proposal made by Parent pursuant to the provisions of Section 5.10(b) above.

Section 5.11  Standstill.  Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) prior to the termination of this Agreement, commence a tender offer or exchange offer at a price per share below the Merger Consideration.

Section 5.12   Notification of Certain Events.  The Company will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Company, promptly of (a) any material written communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided that the foregoing shall not apply in respect of any immaterial consents, (b) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than any such communication from a Governmental Entity in its capacity as a counterparty to any contract with the Company thereof), (c) any legal, administrative, arbitral or other proceedings, claims or actions commenced against the Company or Parent or their respective Subsidiaries or the Affiliated Medical Practices, as applicable, that are related to the transactions contemplated by this Agreement and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 6.02(a) or 6.02(b) of this Agreement (in the case of the Company) or Sections 6.03(a) or 6.03(b) of this Agreement (in the case of Parent and its Subsidiaries).

Section 5.13  Takeover Statutes.  If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Section 203 of the DGCL.

Section 5.14  Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 5.16  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of each party to this Agreement shall use reasonable best efforts to take all such necessary action.

Section 5.17  Cooperation with Financing.  If Parent determines to seek financing (through loans from financial institutions or otherwise) in connection with the transactions contemplated hereby (each a “Parent Financing”), the Company shall, and shall cause its Subsidiaries, the Affiliated Medical Practices and its and their directors, officers, employees, accountants, agents, advisors and other representatives to, reasonably cooperate with Parent in connection therewith and use their commercially reasonable efforts to take all actions reasonably requested by Parent in connection therewith (in each case, at Parent’s expense), including (a) participating in marketing efforts (including lender meetings and calls), due diligence sessions and rating agency presentations; (b) assisting Parent in its preparation of rating agency presentations, bank books, confidential information memoranda or similar documents; (c) delivering to Parent information with respect to the Company, its Subsidiaries and the Affiliated Medical Practices as is reasonably requested in connection with the Parent Financing, including, at the request of Parent, delivery within 15 days of the close of each fiscal month, monthly financial statements of the Company, its Subsidiaries and the Affiliated Medical Practices (including a balance sheet and income statement); (d) facilitating the pledge and perfection of liens securing the Parent Financing; and (e) taking all other actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions to obtaining the Parent Financing; provided, however, that the cooperation and actions required by the Company pursuant to this Section 5.17 shall not unreasonably interfere with the ordinary course operation of the Company’s, its Subsidiaries’ or the Affiliated Medical Practices’ businesses.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been adopted by the Company Required Vote.

(b) HSR Compliance.  Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby.

(c) No Order.  No Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

Section 6.02  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The(i) representations and warranties set forth in Section 3.01 (Corporate Organization), 3.02(a) and (c) (Capitalization), 3.03(a) (Authority); and 3.07 (Broker’s Fees) shall be true and correct in all respects and (ii) other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Absence of a Company Material Adverse Effect.  Since December 31, 2009, there shall not have been any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

Section 6.03  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations.  Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

ARTICLE VII

TERMINATION OF AGREEMENT

Section 7.01  Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent, in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by the Company or Parent, if at the Company Stockholder Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d) at any time prior to the Company Required Vote having been obtained by the Company in order to enter into an acquisition agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company shall have complied with the procedures set forth in Section 5.06 and Section 5.10 and (ii) the payment required by Section 7.02 has been made in full to Parent;

(e) by Parent if (i) there shall have been a Company Recommendation Change, or (ii) the Company shall have knowingly and materially breached any of its obligations under Section 5.06 or Section 5.10;

(f) by the Company or Parent, if the Merger shall not have been consummated prior to November 30, 2010 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(f) shall not be available to any party hereto whose actions or omissions have primarily been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date;

(g) by Parent, if there shall have been any breach of any representation or warranty, or any such representation or warranty of the Company shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 6.02(a) or Section 6.02(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; or

(h) by Company, if there shall have been any breach of any representation or warranty, or any such representation or warranty of Parent or Merger Sub shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of Parent or the Merger Sub hereunder, such that a condition in Section 6.03(a) or Section 6.03(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied.

The party desiring to terminate this Agreement pursuant to subsections (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Article VIII, specifying the provision or provisions hereof pursuant to which termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or representatives, whether prior to or after the execution of this Agreement.

Section 7.02  Company Termination Fee.

(a) If this Agreement is terminated (i) by the Company pursuant to Section 7.01(d) or (ii) by Parent or the Company, as applicable, pursuant to Section 7.01(c), 7.01(e), 7.01(f) (unless the actions or omissions of Parent or Merger Sub have been the primary cause of, or resulted in either (A) the failure to satisfy the conditions to the obligations of the Company to consummate the Merger set forth in Article VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date) or 7.01(g), the Company shall pay Parent or its designee the Company Termination Fee by wire transfer of immediately available funds; (x) in the case of any termination pursuant to clause (i) above, prior to or contemporaneous with such termination, and (y) in the case of any termination pursuant to clause (ii) above, only if (A) prior to such termination but after the date hereof, an Acquisition Proposal is made known to the Company or publicly announced by any Person (other than Parent, Merger Sub or their respective Affiliates) and (B) an Acquisition Proposal is consummated or the Company enters into an acquisition agreement for an Acquisition Proposal with any Person, in any case, within twelve (12) months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one (1) occasion.

(b) In the event that this Agreement is terminated pursuant to Section 7.01(c) or Section 7.01(g), the Company shall reimburse Parent or its designee for the documented reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby up to an aggregate amount of $2,400,000, by wire transfer of immediately available funds not later than five (5) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that any amounts paid by the Company of Parent pursuant to this Section 7.02(b) shall reduce on a dollar-for-dollar basis any Company Termination Fee that becomes due and payable pursuant to Section 7.02(a). The parties acknowledge that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.02(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 7.02, the parties would not have entered into this Agreement.

Section 7.03  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in this Article VII, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Sections 5.01(b), Article VII, Article VIII, and Article IX and, in accordance with its terms, the Guarantee shall survive any termination of this Agreement and (ii) Subject to Section 9.09, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its knowing and material breach of this Agreement; provided, however, that receipt of the Company Termination Fee as provided herein shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee is payable by the Company.

ARTICLE VIII

NOTICES

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next Business Day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

(a) In the case of Parent or Merger Sub:

c/o Providence Equity Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Attn: Peter O. Wilde
Facsimile: (401) 751-1790

and

c/o Providence Equity Partners L.L.C.
9 West 57th Street, Suite 4700
New York, NY 10019
Attn: Jesse M. Du Bey
Facsimile: (212) 644-1200

with a copy to:

Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, RI 02903
Attn: David K. Duffell, Esq.
Facsimile: (401) 278-4701

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael E. Weisser, Esq.
Facsimile: (212) 310-8007

(b) In the case of the Company:

Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Eden Prairie, MN 55344
Attn: Michael Kolar, General Counsel
Facsimile: (952) 938-1662

with a copy to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402
Attn: Bruce Machmeier, Esq. and William McDonald, Esq.
Facsimile: (612) 607-7100

ARTICLE IX

MISCELLANEOUS

Section 9.01  Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 9.02  Publicity.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by Law or the rules and regulations of any applicable stock exchange (including the Nasdaq Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 9.03  Expenses.  Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated (for the sake of clarity, Parent shall be responsible for the HSR Act filing fees).

Section 9.04  Entire Agreement.  This Agreement, together with the Exhibits and Schedules annexed hereto, the Guarantee and the Voting Agreement, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

Section 9.05  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 5.09 (Indemnification; Directors’ and Officers’ Insurance) or Section 9.09 (Enforcement), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.06  Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.07  Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action,

(b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.07.

Section 9.08  Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.09  Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Company, Parent and Merger Sub shall be entitled to specific performance of the terms and provisions hereof (including the obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent or Merger Sub, in addition to any other remedy at law or equity. The Company, Parent and Merger Sub each hereby waive (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In addition, notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach or wrongful repudiation of this Agreement by Parent or Merger Sub, the actual damages incurred by the Company for purposes of determining damages to the extent available as a remedy to the Company under Section 9.09(c) would include the actual damages incurred by the Company’s stockholders in the event such stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement.

(b) The Company hereby agrees that specific performance as provided for in Section 9.09(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Merger Sub, or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) and except as provided in Section 9.09(c) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent to consummate the Merger pursuant to a claim for specific performance brought against Parent pursuant to this Section 9.09 and has instead granted an award of damages for such alleged breach against Parent, the Company may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such determination the Company confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and Parent is not willing to consummate the Merger within such two (2) week period in accordance with the terms and conditions of this Agreement. In addition, the Company agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with Article II of this Agreement or is otherwise willing to do so.

Section 9.10  Captions.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.11  Certain References.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms “herein”, “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

Section 9.12  Guaranty by Parent.  By its signature below, Parent hereby guarantees the obligations of Merger Sub pursuant to this Agreement to be performed on or prior to the Closing Date.

Section 9.13  Counterparts.  This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.14  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Required Vote, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the Stockholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Stockholders without such approval.

Section 9.15  Defined Terms.  The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

“Acquisition Proposal”	Section 5.10(d)(i)

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.
“Affiliated Medical Practices” means, collectively, the following Persons: Virtual Radiologic Professionals, LLC, Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Michigan, P.C., Virtual Radiologic Professionals of Minnesota, P.A., Virtual Radiologic Professionals of New York, P.A., and Virtual Radiologic Professionals of Texas, P.A.
“Aggregate Consideration”	Section 2.02(a)
“Agreement”	Preamble
“Bankruptcy and Equity Exceptions”	Section 3.03(a)
“Business Day”	Section 1.02
“Capitalization Date”	Section 3.02(a)
“Certificate”	Section 2.02(a)
“Certificate of Merger”	Section 1.03
“Claim”	Section 5.09(a)
“Closing”	Section 1.02
“Closing Date”	Section 1.02
“Code” means the Internal Revenue Code of 1986, as amended.
“Company”	Preamble
“Company Benefit Plans”	Section 3.11(a)
“Company Board”	Section 2.01(d)(iii)
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Contract”	Section 3.13(a)
“Company Disclosure Schedule”	Article III
“Company Material Adverse Effect”	Section 3.01(a)
“Company Preferred Stock”	Section 3.02(a)

“Company Recommendation”	Section 5.06
“Company Recommendation Change”	Section 5.10(b)
“Company Representatives”	Section 5.10(a)
“Company Required Vote”	Section 3.03(a)
“Company Restricted Stock”	Section 2.01(d)(ii)
“Company SEC Reports”	Section 3.05
“Company Stock Option” means each option to purchase a share of Company Common Stock, which option is issued and outstanding immediately prior to the Effective Time.
“Company Stock Plans”	Section 3.02(a)
“Company Stockholder Meeting”	Section 5.06
“Company Termination Fee” means $9,000,000.
“Confidentiality Agreement”	Section 5.01(b)
“Continuing Employees”	Section 5.08(a)
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shares”	Section 2.05(a)
“Effective Time”	Section 1.03
“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permits”	Section 3.19(a)
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05
“Exchange Fund”	Section 2.02(a)
“Expenses”	Section 5.09(a)
“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government, or any state health care program either approved under the Social Security Act or receiving federal funds.
“GAAP”	Section 3.01(a)
“Governmental Entity”	Section 3.04
“Guarantee”	Preamble
“Guarantors”	Preamble
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Parties”	Section 5.09(a)
“Intellectual Property Rights”	Section 3.20
“IRS” means the Internal Revenue Service.
“Knowledge of the Company”	3.09(a)
“Knowledge of Parent”	4.04(a)
“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.
“Liens” means any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction, except for (a) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP, and (b) liens to secure indebtedness reflected on the Company’s most recent balance sheet or indebtedness incurred in the Ordinary Course of Business after the date thereof.
“Merger”	Section 1.01
“Merger Consideration”	Section 2.01(b)
“Merger Sub”	Preamble
“Notice Period”	Section 5.10(b)(i)
“Option Consideration”	Section 2.01(d)(i)
“Optionholder”	Section 2.01(d)(i)
“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person consistent with past practices.
“OSHA” means the Occupational Safety and Health Administration
“Other Filings”	Section 5.05(a)
“Outside Termination Date”	Section 7.01(f)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article IV
“Parent Financing”	Section 5.17
“Parent Material Adverse Effect”	Section 4.01
“Parent Plans”	Section 5.08(a)
“Paying Agent”	Section 2.02(a)
“Permits”	Section 3.12(b)

“Permitted Liens”	Section 3.17(c)
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Proxy Statement”	Section 3.04
“SEC”	Article III
“Securities Act”	Section 3.05
“Stockholder” means the holders of the Company Common Stock.
“Subsidiary” means, with respect to Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.
“Superior Proposal”	Section 5.10(d)(ii)
“Surviving Corporation”	Section 1.01
“Takeover Statute”	Section 5.13
“Tax Return”	Section 3.10(h)
“Taxes”	Section 3.10(g)

Section 9.16  Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB:

VIKING ACQUISITION CORPORATION

By:	/s/ Jesse Du Bey
Name: Jesse Du Bey
Title:   President

PARENT:

VIKING HOLDINGS LLC

By:	/s/ Jesse Du Bey
Name: Jesse Du Bey
Title:   President

[Signature Page to Agreement and Plan of Merger]

COMPANY:

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Robert C. Kill
Name: Robert C. Kill
Title:   Chairman of the Board, President and
            Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

GOLDMAN, SACHS & CO. FAIRNESS OPINION

PERSONAL AND CONFIDENTIAL

May 16, 2010

Board of Directors
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Eden Prairie, MN 55344

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Viking Holdings LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Virtual Radiologic Corporation (the “Company”) of the $17.25 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 16, 2010 (the “Agreement”), by and among Parent, Viking Acquisition Corporation, a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any of its affiliates, or any of the affiliates and portfolio companies of Providence Equity Partners LLC, an affiliate of Parent (“Providence”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as sole bookrunning manager with respect to the Company’s initial public offering of 4,600,000 Shares in November 2007. We also have provided certain investment banking and other financial services to Providence and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including having acted as a joint bookrunning manager with respect to an offering of 9.5% Senior Secured Notes due June 2016 for Warner Music Group Corp., a portfolio company of Providence, (aggregate principal amount $1,100,000,000) in May 2009; sole bookrunning manager with respect to an offering of 11.25% Senior Secured Notes due October 2014 for Stream Global Services, Inc., a portfolio company of Providence, (aggregate principal amount $250,000,000) in September 2009; and lead bookrunning manager on an initial public offering of 20,000,000 shares of common stock of Education Management Corporation, a portfolio company of Providence, in October 2009. We also may provide investment banking and other financial services to the Company and its affiliates and Providence and its affiliates and portfolio companies in the future for which our investment banking division may receive compensation. Affiliates of Goldman, Sachs & Co. may have co-invested with Providence and its affiliates from time to time and may have invested in limited partnership units of affiliates of Providence from time to time and may do so in the future.

Board of Directors
Virtual Radiologic Corporation
May 16, 2010

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2009; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated November 13, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding its assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare staffing and department outsourcing industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $17.25 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $17.25 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors
Virtual Radiologic Corporation
May 16, 2010

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $17.25 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VIRTUAL RADIOLOGIC CORPORATION SPECIAL MEETING OF STOCKHOLDERS Monday, July 12, 2010 9:30 a.m. (Local Time) VIRTUAL RADIOLOGIC CORPORATION HEADQUARTERS 11995 Singletree Lane Eden Prairie, MN 55344 Virtual Radiologic Corporation 11995 Singletree Lane, Suite 500 Eden Prairie, MN 55344 This proxy is solicited by the Board of Directors for use at the Special Meeting on Monday, July 12, 2010. The shares of stock held of record by the undersigned on June 4, 2010 will be voted as you specify on the reverse side. If no choice is specifi ed, the proxy will be voted “FOR” Each Proposal. By signing this proxy, you revoke all prior proxies and appoint Robert C. Kill and Michael J. Kolar and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Special Meeting and all adjournments.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Each Proposal. 1. Approval and Adoption of the Agreement and Plan of Merger, dated as of May 16, For Against Abstain 2010, by and among Viking Holdings LLC, Viking Acquisition Corporation and Virtual Radiologic Corporation and the merger contemplated thereby, as it may be amended from time to time. 2. Approval of the adjournment or postponement of the special meeting, if necessary For Against Abstain or appropriate, to solicit additional proxies if there are insuffi cient votes properly cast at the time of the meeting to approve and adopt the Agreement and Plan of Merger. 3. Such other business as may properly come before the special meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized offi cer signing the Proxy.